Exhibit 10.20

Lease

Willow Park

Menlo Park, California

Willow Park Holding Company I, L.P., a Delaware limited partnership,

as Landlord,

and

Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc.,

as Tenant

i

	12.2	Request for Consent	11
	12.3	Criteria for Consent	11
	12.4	Effectiveness of Transfer and Continuing Obligations	11
	12.5	Rent Adjustment/Recapture	12
	12.6	Transfer Premium	12
	12.7	Waiver	12
	12.8	Special Transfer Prohibitions	12
	12.9	Affiliates	12

13.	Default; Remedies		12
	13.1	Default	12
	13.2	Remedies	13
	13.3	Late Charges	14

14.	Condemnation		14

15.	Estoppel Certificate and Financial Statements		15
	15.1	Estoppel Certificate	15
	15.2	Financial Statement	15

16.	Additional Covenants and Provisions		15
	16.1	Severability	15
	16.2	Interest on Past-Due Obligations	15
	16.3	Time of Essence	15
	16.4	Landlord Liability	15
	16.5	Entire Agreement	15
	16.6	Notice Requirements	15
	16.7	Date of Notice	16
	16.8	Waivers	16
	16.9	Holdover	16
	16.10	Cumulative Remedies	16
	16.11	Binding Effect: Choice of Law	16
	16.12	Landlord	16
	16.13	Attorneys’ Fees and Other Costs	16
	16.14	Landlord’s Access; Showing Premises; Repairs	16
	16.15	Signs	16
	16.16	Termination; Merger	17
	16.17	Quiet Possession	17
	16.18	Subordination; Attornment; Non-Disturbance	17
	16.19	Rules and Regulations	17
	16.20	Security Measures	17
	16.21	Reservations	17
	16.22	Conflict	17
	16.23	Offer	18
	16.24	Amendments	18
	16.25	Multiple Parties	18
	16.26	Authority	18
	16.27	Recordation	18
	16.28	Confidentiality	18
	16.29	Landlord Renovations	18
	16.30	Waiver of Jury Trial	18
	16.31	Cubicles and Equipment	18
	16.32	Building Information	18
	16.33	Landlord’s Work	18

Glossary

The following terms in the Lease are defined in the paragraphs opposite the terms.

Term	Defined in Paragraph

Addendum	Addendum 1
Addendum 2	Addendum 2
Additional Rent	4.1
Affiliates	12.9
Alteration/Alterations	7.3
Applicable Requirements	6.3
Architect	Exhibit F
Base Rent	1.4
Basic Provisions	1
Brokers	1.13
Building	1.2
Building Operating Expenses	4.2(b)
CM Fee	Exhibit F
Code	12.8
Commencement Date	1.3
Commencement Date Certificate	3.3
Common Areas	2.2
Common Area Operating Expenses	4.2(b)
condemnation	14
Construction Documents	Exhibit F
Contractor	Exhibit F
Cubicles and Equipment	16.32
Default	13.1
Expansion Option/Expansion Options	Addendum 2
Expansion Option Notice	Addendum 2
Expansion Space Commencement Date	Addendum 2
Expansion Spaces	Addendum 2
Expiration Date	1.3
Extended Term/Extended Terms	Addendum 1
Final Plans and Specifications	Exhibit F
Final Preliminary Plans and Specifications	Exhibit F
First Floor Expansion Space	Addendum 2
Hazardous Substance	6.2(a)
HVAC	4.2(a)(x)
Industrial Center	1.2
Knowledge	Addendum2
Landlord	1.1
Landlord Entities	6.2(c)
Landlord Response Period	12.2
Lease	1.1
Lenders	6.4
Mortgage	16.18(a)
nondisturbance agreement	16.18(c)
Operating Expenses	4.2
Option/Options	Addendum 1
Option Notice	Addendum 1
Option Trigger Date	Addendum 1
Party/Parties	1.1
Permitted Use	1.8
Phase	1.2
Phase Operating Expenses	4.2(b)
Preliminary Plans and Specifications	Exhibit F
Premises	1.2
Prevailing Party	16.13
Prevailing Rental Rate	Addendum 1
Proposed Effective Date	12.2
Qualified Arbitrator	Addendum 1
Real Property Taxes	10.2
Renovations	16.29
Rent	4.1
Rent Commencement Date	1.4
Reportable Use	6.2(a)
Requesting Party	15.1
Responding Party	15.1
Rules and Regulations	16.19
Second Floor Expansion Space	Addendum 2
Second Response Period	12.2

Security Deposit	1.7
Sole Arbitrator	Addendum 1
Subject Space	12.2
Tenant	1.1
Tenant Entities	6.2(c)
Tenant Improvement Allowance	Exhibit F
Tenant Improvement Costs	Exhibit F
Tenant Improvements	Exhibit F
Tenant Move-in Questionnaire	6.5
Tenant’s Broker	Addendum 2
Tenant’s Notice	12.2
Tenant’s Property	7.1
Tenant’s Share	1.5
Term	1.3
Transfer Plans and Specifications	12.3
Transfer Premium	12.6
Transferee	12.1
Transferee HazMat Certificate	12.4
Transfers	12.1
Utility Expenses	11

AMB Property Corporation

Lease

1. Basic Provisions (“Basic Provisions”).

1.1 Parties. This Lease (“Lease”) dated December     , 2010, is made by and between Willow Park Holding Company I, L.P., a Delaware limited partnership (“Landlord”) and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”) (collectively, the “Parties” or individually, a “Party”).

1.2 Premises. The premises (“Premises”), which are the subject of this Lease, are located in the industrial center commonly known as Willow Park (the “Industrial Center”). The Premises consist of approximately 14,001 square feet located on the ground floor of the building (“Building”) commonly known as 1350 Willow Road, Suite 101, Menlo Park, California and as depicted on Exhibit A. The Building is also identified on Exhibit A. The phase (“Phase”), which is also identified on Exhibit A, consists of a portion of the Industrial Center in which the Building is located.

Tenant shall have nonexclusive rights to the Common Areas (as defined in Paragraph 2.2 below) but shall not have any rights to the roof, exterior walls, or utility raceways of the Building or to any other buildings in the Industrial Center, except to the extent required by the terms of Paragraph 7.1 of this Lease. The Industrial Center consists of the Premises, the Building, the Phase, the Common Areas, the land upon which they are located, and all other buildings and improvements within the boundaries of the Industrial Center.

1.3 Term. Approximately five (5) years and sixteen (16) days (“Term”) commencing on December 15, 2010 (“Commencement Date”) and ending December 31, 2015 (“Expiration Date”). Pursuant to the terms of this Lease, including without limitation, Exhibit F hereto, Tenant shall have the right to access the Premises for purposes of constructing the Tenant Improvements (as defined in Exhibit F), office set-up and conducting large company meetings commencing on the Commencement Date.

1.4 Base Rent. Base monthly rent (“Base Rent”) shall be payable as follows:

Months of Term	Monthly Base Rent

Commencement Date – 2/28/11	$0
3/1/11 – 5/31/11	$0
6/1/11 – 3/31/12	$18,901.35
4/1/12 – 3/31/13	$19,881.42
4/1/13 – 3/31/14	$20,477.86
4/1/14 – 3/31/15	$21,092.20
4/1/15 – 12/31/15	$21,724.96

As used in this Lease, the term “Rent Commencement Date’ shall mean March 1, 2011 unless Landlord does not deliver possession of the Premises on or before December 15, 2010, in which case “Rent Commencement Date” shall mean the date which is two (2) months and sixteen (16) days following the date Landlord delivers possession of the Premises to Tenant.

1.5 Tenant’s Share of Operating Expenses (“Tenant’s Share”).

(a)	Common Area Operating Expenses	1.40%
(b)	Building Operating Expenses	28.00%
(c)	Phase Operating Expenses	0%

1.6 Tenant’s Estimated Monthly Rent Payment. Following is the estimated monthly Rent payment to Landlord pursuant to the provisions of this Lease. This estimate is made at the inception of the Lease and is subject to adjustment pursuant to the provisions of this Lease. The Estimated Total Monthly Payment, set forth below, shall be paid upon the execution of this Lease for the first month of the Lease Term for which Rent is payable.

(a)	Base Rent (Paragraph 4.1)		$18,901.35
(b)	Operating Expenses (Paragraph 4.2, excluding Real Property Taxes, Landlord Insurance, and HVAC)	$		**
(c)	Landlord Insurance (Paragraph 8.3)		$280.00
(d)	Real Property Taxes (Paragraph 10)		$2,380.00

	Estimated Total Monthly Payment	$		**

	** The estimated monthly payment of Operating Expenses shall be determined by Landlord in January 2011 and Landlord shall notify Tenant in writing of such estimated amount upon such determination.

1.7 Security Deposit . $21,724.96 (“Security Deposit”).

1.8 Permitted Use (“Permitted Use”). General office, manufacturing, wet laboratory and other research and development uses consistent with biotechnology and medical device companies, but only to the extent permitted by the City in which the Premises are located and all agencies and governmental authorities having jurisdiction of the Premises.

1.9 Guarantor. None

1.10 Addenda. Attached hereto are the following Addenda, all of which constitute a part of this Lease:

Addendum 1:	Options to Extend
Addendum 2:	Options to Expand

1.11 Exhibits. Attached hereto are the following Exhibits, all of which constitute a part of this Lease:

Exhibit A:	Description of Premises.
Exhibit B:	Commencement Date Certificate.
Exhibit C:	Tenant Move-in and Lease Renewal Environmental Questionnaire
Exhibit D:	Move Out Standards
Exhibit E:	Rules and Regulations
Exhibit F:	Tenant Improvements

1.12 Address for Rent Payments. All amounts payable by Tenant to Landlord shall, until further notice from Landlord, be paid to Landlord at the following address:

Willow Park Holding Company I, L.P.

c/o AMB Property Corporation

P.O. Box 6156

Hicksville, NY 11802-6156

1.13 Brokers. Tenant represents that it has not dealt with any real estate brokers or agents other than Cassidy Turley BT Commercial representing Landlord and Cornish & Carey Commercial representing Tenant (collectively, the “Brokers”). The Brokers shall receive commissions pursuant to a separate listing agreement with Landlord.

2. Premises and Common Areas.

2.1 Letting. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises upon all of the terms, covenants, and conditions, set forth in this Lease. Any statement of square footage set forth in this Lease or that may have been used in calculating Base Rent and/or Operating Expenses is an approximation which Landlord and Tenant agree is reasonable, and the Base Rent and Tenant’s Share based thereon is not subject to revision whether or not the actual square footage is more or less. Tenant accepts the Premises in its present “As-Is” condition, state of repair and operating order. On the Commencement Date, Landlord shall deliver the Premises, HVAC systems serving the lab, roof and lights in good working order and repair with the existing building operating systems, including electrical, mechanical, plumbing, lighting and sprinkler systems in good working order and repair. Tenant shall have a warranty period of one hundred twenty (120) days (i) (which warranty period shall commence fifteen (15) days following the Commencement Date) with respect to the HVAC systems serving the lab to confirm such condition and (ii) (which warranty period shall commence one (1) month following the Rent Commencement Date) with respect to the remaining elements of the Building referenced above to confirm such condition. Tenant’s failure to notify Landlord in writing within such respective one hundred twenty (120) day periods of any deficiencies in such systems shall be deemed Tenant’s approval of the condition thereof.

2.2 Common Areas - Definition. “Common Areas” are all areas and facilities outside the Premises and within the exterior boundary line of the Industrial Center and interior utility raceways within the Premises that are provided and designated by the Landlord from time to time for the general nonexclusive use of Landlord, Tenant, and other tenants of the Industrial Center and their respective employees, suppliers, shippers, tenants, contractors, and invitees.

2.3 Common Areas - Tenant’s Rights. Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, contractors, customers, and invitees, during the term of this Lease, the nonexclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or covenants, conditions, and restrictions governing the use of the Industrial Center.

2.4 Common Areas - Rules and Regulations. Landlord shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend, and enforce reasonable Rules and Regulations with respect thereto in accordance with Paragraph 16.19.

2.5 Common Area Changes. Landlord shall have the right, in Landlord’s sole discretion, from time to time:

(a) To make changes to the Common Areas, including, without limitation, changes in the locations, size, shape, and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, and utility raceways;

(b) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(c) To designate other land outside the boundaries of the Industrial Center to be a part of the Common Areas;

(d) To add additional buildings and improvements to the Common Areas;

(e) To use the Common Areas while engaged in making additional improvements, repairs, or alterations to the Industrial Center, or any portion thereof; and

(f) To do and perform such other acts and make such other changes in, to, or with respect to the Common Areas and Industrial Center as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

2.6 Parking. At no additional cost to Tenant, Tenant may use Tenant’s Share of the undesignated vehicle parking spaces, on an unreserved and unassigned basis, on those portions of the Common Areas designated by Landlord for such parking. Landlord shall exercise reasonable efforts to ensure that such spaces are available to Tenant for its use, but Landlord shall not be required to enforce Tenant’s right to use the same. Tenant shall not use more parking spaces than such number. Such parking spaces shall be used only for parking by vehicles no larger than full sized passenger automobiles or pick-up trucks and in no event shall Tenant or any of Tenant’s Entities park or permit any parking of vehicles overnight. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described herein, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable as additional rent upon demand by Landlord. Landlord may change the number of parking spaces and configuration of the parking areas at any time, and may assign reserved parking spaces to any tenant, in Landlord’s sole discretion; provided, Landlord shall not reduce Tenant’s Share of undesignated vehicle parking spaces.

2.7 Access. Subject to emergencies, Applicable Requirements (defined below) and the terms of Paragraphs 9 and 14, Landlord shall use its commercially reasonable efforts to provide access to Tenant (i) through that certain gate which separates Adams Court and the Phase, twenty four (24) hours a day, seven (7) days a week and (ii) to the Premises twenty four (24) hours a day, seven (7) days a week.

3. Term.

3.1 Term. The Commencement Date, Expiration Date, and Term of this Lease are as specified in Paragraph 1.3.

3.2 Delay in Possession. If for any reason Landlord cannot deliver possession of the Premises to Tenant by the Commencement Date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder. In such case, Tenant shall not, except as otherwise provided herein, be obligated to pay Rent or perform any other obligation of Tenant under the terms of this Lease until Landlord delivers possession of the Premises to Tenant.

3.3 Commencement Date Certificate. At the request of Landlord, Tenant shall execute and deliver to Landlord a completed certificate (“Commencement Date Certificate”) in the form attached hereto as Exhibit B.

4. Rent.

4.1 Base Rent. Tenant shall pay to Landlord Base Rent and other monetary obligations of Tenant to Landlord under the terms of this Lease (such other monetary obligations are herein referred to as “Additional Rent”) in lawful money of the United States, without offset or deduction, in advance on or before the first day of each month of the Term; provided, except as set forth in Paragraph 1.4 above, Tenant shall not be obligated to pay Base Rent for the first five (5) months and sixteen (16) days following the Commencement Date. Base Rent and Additional Rent for any period during the term hereof which is for less than one full month shall be prorated based upon the actual number of days of the month involved. Payment of Base Rent and Additional Rent shall be made to Landlord at its address stated herein or to such other persons or at such other addresses as Landlord may from time to time designate in writing to Tenant. Base Rent and Additional Rent are collectively referred to as “Rent.” All monetary obligations of Tenant to Landlord under the terms of this Lease are deemed to be Rent.

4.2 Operating Expenses. Commencing on the Rent Commencement Date, Tenant shall pay to Landlord on the first (1st) day of each month during the Term hereof, in addition to the Base Rent, Tenant’s Share of all Operating Expenses in accordance with the following provisions.

(a) “Operating Expenses” are all costs incurred by Landlord relating to the ownership and/or operation of the Industrial Center, Phase, Building, and Premises including, but not limited to, the following:

(i) Expenses relating to the ownership, management, maintenance, repair, replacement and/or operation of the Common Areas, including, without limitation, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, rail spurs, landscaped areas, striping, bumpers, irrigation systems, drainage systems, lighting facilities, fences and gates, exterior signs, and/or tenant directories.

(ii) Water, gas, electricity, telephone, and other utilities not paid for directly by tenants of the Industrial Center.

(iii) Trash disposal, snow removal, security and the management and administration of any and all portions of the Industrial Center, including, without limitation, a property management fee, accounting, auditing, billing, postage, salaries and benefits for clerical and supervisory employees, whether located at the Industrial Center or off-site, payroll taxes and legal and accounting costs and all fees, licenses and permits related to the ownership, operation and management of the Industrial Center;

(iv) Reserves set aside for maintenance, repair and replacements of improvements within the Industrial Center.

(v) Real Property Taxes.

(vi) Premiums and all applicable deductibles for the insurance policies maintained by Landlord under Paragraph 8 below (excluding the premiums and deductibles paid by Tenant to maintain the insurance coverage Tenant is required to maintain pursuant to Paragraph 8.2(a) below).

(vii) Environmental monitoring and insurance programs.

(viii) Monthly amortization of capital improvements to any portion of the Industrial Center which are not expensed by Landlord, including any capital improvements made pursuant to Paragraph 7.2 below which are subject to reimbursement under this Paragraph 4.2. The monthly amortization of any such capital improvement shall be the sum of the (a) quotient obtained by dividing the cost of the capital improvement by Landlord’s reasonable estimate of the number of months of useful life of such improvement plus (b) an amount equal to the cost of the capital improvement with interest thereon at the lesser of 10% per annum or the maximum interest rate permitted by law.

(ix) Maintenance of the Industrial Center, including, but not limited to, painting, caulking, and repair and replacement of Building components, including, but not limited to, roof membrane, elevators, and fire detection and sprinkler systems.

(x) Heating, ventilating, and air conditioning systems (“HVAC”) the costs for which are not the sole responsibility of Tenant or another tenant of the Industrial Center.

(b) Tenant’s Share of Operating Expenses that are not specifically attributed to the Premises, Building or Phase (“Common Area Operating Expenses”) shall be that percentage shown in Paragraph 1.5(a). Tenant’s Share of Operating Expenses that are attributable to the Building (“Building Operating Expenses”) shall be that percentage shown in Paragraph 1.5(b). Tenant’s Share of Phase Operating Expenses that are attributable to the Phase (“Phase Operating Expenses”) shall be that percentage shown in Paragraph 1.5(c). Landlord, in its sole discretion, shall determine which Operating Expenses are Common Area Operating Expenses, Building Operating Expenses, Phase Operating Expenses or expenses to be entirely borne by Tenant.

(c) The inclusion of the improvements, facilities, and services set forth in Subparagraph 4.2(a) shall not impose any obligation upon Landlord either to have said improvements or facilities or to provide those services.

(d) Tenant shall pay monthly in advance, on the same day that the Base Rent is due, Tenant’s Share of the expenses set forth in Paragraph 1.6. Landlord shall deliver to Tenant within 90 days after the expiration of each calendar year a reasonably detailed statement showing Tenant’s Share of the actual expenses incurred during the preceding year. If Tenant’s estimated payments under this Paragraph 4(d) during the preceding year exceed Tenant’s Share as indicated on said statement, Tenant shall be credited the amount of such overpayment against Tenant’s Share of expenses next becoming due. If Tenant’s estimated payments under this Paragraph 4.2(d) during said preceding year were less than Tenant’s Share as indicated on said statement, Tenant shall pay to Landlord the amount of the deficiency within 10 days after delivery by Landlord to Tenant of said statement. At any time following at least ten (10) days written notice to Tenant, Landlord may adjust the amount of the estimated Tenant’s Share of expenses to reflect Landlord’s estimate of such expenses for the year.

                (e) Notwithstanding anything to the contrary contained herein, for purposes of this Lease, the term “Operating Expenses” shall not include the following: (i) costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting, or redecorating vacant space or space for other tenants within the Industrial Center; (ii) legal and auditing fees (other than those fees reasonably incurred in connection with the ownership and operation of all or any portion the Industrial Center); (iii) leasing commissions, advertising expenses, and other costs incurred in connection with the original leasing of the Industrial Center or future re-leasing of any portion of the Industrial Center; (iv) depreciation of the Building or any other improvements situated within the Industrial Center; (v) any items for which Landlord is actually and directly reimbursed by any other tenant of the Industrial Center; (vi) costs of repairs or other work necessitated by fire, windstorm or other casualty (excluding any deductibles) and/or costs of repair or other work necessitated by the exercise of the right of eminent domain to the extent insurance proceeds or a condemnation award, as applicable, is actually received by Landlord for such purposes; provided, such costs of repairs or other work shall be paid by the parties in accordance with the provisions of Sections 7, 8 and 9 below; (vii) other than any interest charges as expressly provided for in this Lease, any interest or payments on any financing for any portion of the Industrial Center, interest and penalties incurred as a result of Landlord’s late payment of any invoice (provided that Tenant pays Tenant’s Share of expenses to Landlord when due as set forth herein), and any bad debt loss, rent loss or reserves for same; (viii) any payments under a ground lease or master lease; (ix) any capital improvements, unless such capital improvements are made (a) in order to replace any building equipment needed to operate the Building or Industrial Center at the same quality levels (or levels of efficiency) as prior to the replacement, or (b) with the intention of reducing the costs of the operations of the Building and/or Industrial Center, or (c) to comply with government regulations, laws, or ordinances including, but not limited to the Americans with Disabilities Act, which first came into effect following the Commencement Date; (x) costs incurred because Landlord or another tenant actually violated the terms and conditions of any lease for premises within the Industrial Center or due to Landlord’s gross negligence or willful misconduct; (xi) any items for which Landlord is actually reimbursed by insurance or by direct reimbursement by any other tenant of the Industrial Center; (xii) costs associated with the investigation and/or remediation of Hazardous Substances (hereafter defined) present in, on or about any portion of the Industrial Center, unless such costs and expenses are the responsibility of Tenant as provided in Paragraph 6.2 hereof; (xiii) Landlord’s cost for the repairs and maintenance items set forth in the first (1st) sentence (and subject to the terms) of Paragraph 7.2; (xiv) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Industrial Center to the extent the same exceeds the costs of such by unaffiliated third parties on a competitive basis; or any costs included in Operating Expenses representing an amount paid to a person, firm, corporation or other entity related to Landlord which is in excess of the amount which would have been paid in the absence of such relationship; (xv) the cost of correcting any building code or other code violations which were violations prior to the Commencement Date of this Lease; and (xvi) wages, salaries, or other compensation paid to any executive employees of Landlord above the grade of building manager.

(f) After delivery to Landlord of at least thirty (30) days’ prior written notice, Tenant, at its sole cost and expense through any accountant designated by it, shall have the right to examine and/or audit the books and records evidencing such expenses for the previous one (1) calendar year, during Landlord’s reasonable business hours but not more frequently than once during any calendar year. Tenant may not compensate any such accountant on a contingency fee basis. The results of any such audit (and any negotiations between the parties related thereto) shall be maintained strictly confidential by Tenant, its lawyers and its accounting firm and shall not be disclosed, published or otherwise disseminated to any other party other than to Landlord and its authorized agents, except as otherwise required by Applicable Requirements or court order. Landlord and Tenant each shall use its commercially reasonable efforts to cooperate in such negotiations and to promptly resolve any discrepancies between Landlord and Tenant in the accounting of such expenses.

5. Security Deposit. Tenant shall deposit with Landlord upon Tenant’s execution hereof the Security Deposit set forth in Paragraph 1.7 as security for Tenant’s faithful performance of Tenant’s obligations under this Lease. If Tenant fails to pay Base Rent or Additional Rent or otherwise defaults under this Lease (as defined in Paragraph 13.1), Landlord may use the Security Deposit for the payment of any amount due Landlord or to reimburse or compensate Landlord for any liability, cost, expense, loss, or damage (including reasonable attorneys’ fees) which Landlord may suffer or incur by reason thereof. Tenant shall on demand pay Landlord the amount so used or applied so as to restore the Security Deposit to the amount set forth in Paragraph 1.7. Landlord shall not be required to keep all or any part of the Security Deposit separate from its general accounts. Landlord shall, at the expiration or earlier termination of the Term hereof and after Tenant has vacated the Premises, return to Tenant that portion of the Security Deposit not used or applied by Landlord. No part of the Security Deposit shall be considered to be held in trust, to bear interest, or to be prepayment for any monies to be paid by Tenant under this Lease.

6. Use.

6.1 Permitted Use. Tenant shall use and occupy the Premises only for the Permitted Use set forth in Paragraph 1.8. Tenant shall not commit any nuisance, permit the emission of any objectionable noise or odor, suffer any waste, make any use of the Premises which is contrary to any law or ordinance, or which will invalidate or increase the premiums for any of Landlord’s insurance. Tenant shall not service, maintain, or repair vehicles on the Premises, Building, or Common Areas. Tenant shall not store foods, pallets, drums, or any other materials outside the Premises. Tenant’s use is subject to, and at all times Tenant shall comply with any and all Applicable Requirements, defined below. Landlord reserves to itself the right, from time to time, to grant, without the consent of Tenant, such easements, rights and dedications that Landlord deems reasonably necessary, and to cause the recordation of parcel or subdivision maps and/or restrictions, so long as such easements, rights, dedications, maps and restrictions, as applicable, do not materially and adversely interfere with Tenant’s operations in the Premises. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate any such easements, rights, dedications, maps or restrictions. Tenant shall not initiate, submit an application for, or otherwise request, any land use approvals or entitlements with respect to the Premises or any other portion of the Industrial Center, including without limitation, any variance, conditional use permit or rezoning, without first obtaining Landlord’s prior written consent thereto, which consent may be given or withheld in Landlord’s sole discretion.

6.2 Hazardous Substances.

                (a) Reportable Uses Require Consent. The term, “Hazardous Substance,” as used in this Lease, shall mean any product, substance, chemical, material, or waste whose presence, nature, quantity, and/or intensity of existence, use, manufacture, disposal, transportation, spill, release, or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment, or the Premises; (ii) regulated or monitored by any governmental authority; or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products or by-products thereof. Tenant shall not engage in any activity in or about the Premises which constitutes a Reportable Use (as hereinafter defined) of Hazardous Substances without the express prior written consent of Landlord and compliance in a timely manner (at Tenant’s sole cost and expense) with all Applicable Requirements (as defined in Paragraph 6.3). “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration, or business plan is required to be filed with, any governmental authority, and (iii) the presence in, on, or about the Premises of a Hazardous Substance with respect to which any Applicable Requirements require that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Tenant may, without Landlord’s prior consent, but upon notice to Landlord and in compliance with all Applicable Requirements, use any ordinary and customary materials reasonably required to be used by Tenant in the normal course of the Permitted Use, so long as such use is not a Reportable Use and does not expose the Premises or neighboring properties to any meaningful risk of contamination or damage, or expose Landlord to any liability therefor. In addition, Landlord may (but without any obligation to do so) condition its consent to any Reportable Use of any Hazardous Substance by Tenant upon Tenant’s giving Landlord such additional assurances as Landlord, in its reasonable discretion, deems necessary to protect itself, the public, the Premises, and the environment against damage, contamination, injury, and/or liability therefor, including but not limited to the installation (and, at Landlord’s option, removal on or before Lease expiration or earlier termination) of reasonably necessary protective modifications to the Premises (such as concrete encasements) and/or the deposit of an additional Security Deposit.

(b) Duty to Inform Landlord. If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance is located in, under, or about the Premises or the Building, Tenant shall immediately give Landlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action, or proceeding given to, or received from, any governmental authority or private party concerning the presence, spill, release, discharge of, or exposure to such Hazardous Substance. Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including, without limitation, through the plumbing or sanitary sewer system).

(c) Indemnification. Tenant shall indemnify, protect, defend, and hold Landlord, Landlord’s affiliates, Lenders, and the officers, directors, shareholders, partners, employees, managers, independent contractors, attorneys, and agents of the foregoing (“Landlord Entities”) and the Premises harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, loss of permits, and reasonable attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance on or brought onto the Premises by or for Tenant or by any of Tenant’s employees, agents, contractors, servants, visitors, suppliers, or invitees (such employees, agents, contractors, servants, visitors, suppliers, and invitees as herein collectively referred to as “Tenant Entities”). Tenant’s obligations under this Paragraph 6.2(c) shall include, but not be limited to, the effects of any contamination or injury to person, property, or the environment created or suffered by Tenant, and the cost of investigation (including reasonable consultants’ and attorneys’ fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved. Tenant’s obligations under this Paragraph 6.2(c) shall survive the Expiration Date or earlier termination of this Lease.

6.3 Tenant’s Compliance with Requirements. Tenant shall, at Tenant’s sole cost and expense, fully, diligently, and in a timely manner comply with all “Applicable Requirements,” which term is used in this Lease to mean all laws, rules, regulations, ordinances, directives, covenants, easements, and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Landlord’s engineers and/or consultants, relating in any manner to the Premises (including but not limited to matters pertaining to (a) industrial hygiene, (b) environmental conditions on, in, under, or about the Premises, including soil and groundwater conditions, and (c) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill, or release of any Hazardous Substance), now in effect or which may hereafter come into effect. Tenant shall, within 5 days after receipt of Landlord’s written request, provide Landlord with copies of all documents and information evidencing Tenant’s compliance with any Applicable Requirements, and shall immediately upon receipt notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint, or report pertaining to or involving failure by Tenant or the Premises to comply with any Applicable Requirements.

6.4 Inspection; Compliance with Law. In addition to Landlord’s environmental monitoring and insurance program, the cost of which is included in Operating Expenses, Landlord and the holders of any mortgages, deeds of trust, or ground leases on the Premises (“Lenders”) shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and all Applicable Requirements; provided, however, Tenant shall have the right to have a representative present during such inspections and such inspections shall occur upon not less than 48 hours notice during normal business hours. It is further agreed that Landlord shall have the right to use any and all means Landlord deems necessary to enter the Premises in an emergency and in the case of emergency advance notice shall not be required, provided that Landlord agrees to use its commercially reasonable efforts to contact Tenant’s 24/7 security number (650-269-8434) to notify Tenant of the emergency. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations during any entry into the Premises. Landlord shall be entitled to employ experts and/or consultants in connection therewith to advise Landlord with respect to Tenant’s installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance on or from the Premises. The cost and expenses of any such inspections shall be paid by the party requesting same unless a violation of Applicable Requirements exists or is imminent, or the inspection is requested or ordered by a governmental authority. Tenant shall upon request reimburse Landlord or Landlord’s Lender, as the case may be, for the costs and expenses of such inspections.

6.5 Tenant Move-in Questionnaire. Prior to executing this Lease, Tenant has completed, executed and delivered to Landlord Tenant’s Move-in and Lease Renewal Environmental Questionnaire (the “Tenant Move-in Questionnaire”), a copy of which is attached hereto as Exhibit C and incorporated herein by this reference. Tenant covenants, represents and warrants to Landlord that the information on the Tenant Move-in Questionnaire is true and correct and accurately describes the use(s) of Hazardous Substances which will be made and/or used on the Premises by Tenant. Subject to all of the terms and conditions of this Lease, Landlord consents to Tenant’s use of such Hazardous Substances.

6.6 Exculpation. Tenant shall neither be liable for nor otherwise obligated to Landlord under any provision of this Lease with respect to (i) any claim, remediation obligation, investigation obligation, liability, cause of action, attorney’s fees, consultants’ cost, expense or damage resulting from any Hazardous Substance present in, on or about the Premises, the Building or the Industrial Center to the extent neither caused nor otherwise permitted, directly or indirectly, by Tenant or the Tenant Entities; or (ii) the removal, investigation, monitoring or remediation of any Hazardous Substance present in, on or about the Premises, the Building or the Industrial Center caused by any source, including third parties other than Tenant and the Tenant Entities, as a result of or in connection with the acts or omissions of persons other than Tenant or the Tenant Entities; provided, however, Tenant shall be fully liable for and otherwise obligated to Landlord under the provisions of this Lease for all liabilities, costs, damages, penalties, claims, judgments, expenses (including without limitation, reasonable attorneys’ and experts’ fees and costs) and losses to the extent (a) Tenant or any of the Tenant Entities contributes to the presence of such Hazardous Substances or Tenant and/or any of the Tenant Entities exacerbates the conditions caused by such Hazardous Substances, or (b) Tenant and/or the Tenant Entities allows or permits persons over which Tenant or any of the Tenant Entities has control and/or for which Tenant or any of the Tenant Entities are legally responsible for, to cause such Hazardous Substances to be present in, on, under, through or about any portion of the Premises, the Building or the Industrial Center, or does not take all reasonably appropriate actions to prevent such persons over which Tenant or any of the Tenant Entities has control and/or for which Tenant or any of the Tenant Entities are legally responsible from causing the presence of Hazardous Substances in, on, under, through or about any portion of the Premises, the Building or the Industrial Center.

6.7 Disclosure. The land described herein contains residual Hazardous Substances. Such condition renders the land and the Landlord, Tenant or other possessor of the land subject to requirements, restrictions, provisions, and liabilities contained in Chapter 6.5 and Chapter 6.8 of Division 20 of the Health and Safety Code, as same may be amended from time, and any successor statutes thereof. This statement is not a declaration that a hazard to public health, safety and welfare exists.

6.8 Landlord Indemnification. With respect to only those Hazardous Substances present on, in or under the Industrial Center as of the date of this Lease (the “Existing Hazardous Substances”), Landlord agrees to indemnify, defend (with counsel reasonably acceptable to Tenant) and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, liabilities, losses, suits, administrative proceedings and costs (including, but not limited to, reasonable attorneys’ and consultant fees and court costs), arising at any time during or after the Term of this Lease, to the extent arising from (1) any of the Existing Hazardous Substances and/or (2) the removal, investigation, monitoring or remediation of any of the Existing Hazardous Substances; provided, however, Landlord shall not indemnify, defend or hold Tenant harmless to the extent (x) Tenant or any of the Tenant Entities contributes to or has contributed to the presence of such Existing Hazardous Substances or Tenant and/or any of the Tenant Entities exacerbates the conditions caused by such Existing Hazardous Substances, or (y) Tenant and/or any of the Tenant Entities allows or permits persons over which Tenant or any of the Tenant Entities has control and/or for which Tenant or any of the Tenant Entities are legally responsible for, to cause such Existing Hazardous Substances to be present in, on, under, through or about any portion of the Premises, the Building or the Industrial Center, or does not take all reasonably appropriate actions to prevent such persons over which Tenant or any of the Tenant Entities has control and/or for which Tenant or any of the Tenant Entities are legally responsible from causing the presence of Existing Hazardous Substances in, on, under, through or about any portion of the Premises, the Building or the Industrial Center. Landlord’s obligations under this Paragraph 6.8 shall survive the Expiration Date or earlier termination of this Lease.

7. Maintenance, Repairs, Trade Fixtures and Alterations.

7.1 Tenant’s Obligations. Subject to the provisions of Paragraph 7.2 (Landlord’s Obligations), Paragraph 9 (Damage or Destruction), and Paragraph 14 (Condemnation), Tenant shall, at Tenant’s sole cost and expense and at all times, keep the Premises and every part thereof in good order, condition, and repair (whether or not such portion of the Premises requiring repair, or the means of repairing the same, are reasonably or readily accessible to Tenant and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements, or the age of such portion of the Premises) including, without limiting the generality of the foregoing, all equipment or facilities specifically serving the Premises, such as plumbing, heating, ventilating, air conditioning, electrical, lighting facilities, boilers, fired or unfired pressure vessels, fire hose connectors if within the Premises, fixtures, interior walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass, and skylights, but excluding any items which are the responsibility of Landlord pursuant to Paragraph 7.2 below. Tenant’s obligations shall include restorations, replacements, or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition, and state of repair. Subject to the terms of Paragraph 8.4 of this Lease, Tenant shall also be solely responsible for the cost of all repairs and replacements caused by the negligent acts or omissions or intentional misconduct by Tenant or Tenant’s employees, contractors, agents, guests or invitees. If Tenant refuses or neglects to perform its obligations under this paragraph to the reasonable satisfaction of Landlord, Landlord may, but without obligation to do so, at any time perform the same without Landlord having any liability to Tenant for any loss or damage that may accrue to Tenant’s personal property or equipment (“Tenant’s Property”) or to Tenant’s business by reason thereof. If Landlord performs any such obligations, Tenant shall pay to Landlord, as Additional Rent, Landlord’s costs and expenses incurred therefor.

7.2 Landlord’s Obligations. Subject to the provisions of Paragraph 6 (Use), Paragraph 7.1 (Tenant’s Obligations), Paragraph 9 (Damage or Destruction), and Paragraph 14 (Condemnation), Landlord, at its expense and not subject to the reimbursement requirements of Paragraph 4.2, shall maintain and repair the roof structure, foundations and the structure of the floors and of the exterior walls of the Building. Landlord, subject to reimbursement pursuant to Paragraph 4.2, shall maintain and repair the Building roof membrane, Common Areas, and utility systems within the Industrial Center which are outside of the Premises (including, without limitation, fire protection services and plumbing, mechanical (including HVAC) and electrical systems serving the Building but excluding the plumbing, mechanical and electrical systems exclusively serving the Premises), and the parking areas, pavement, landscaping, sprinkler systems, sidewalks, driveways, curbs and lighting systems in the Common Areas. In addition, Landlord may, in Landlord’s sole discretion, and at Tenant’s sole cost, elect to contract for all or any portion of the maintenance, repair and/or replacement of the HVAC systems serving the Premises.

7.3 Alterations. Tenant shall not install any signs, fixtures, improvements, nor make or permit any other alterations or additions (individually, an “Alteration”, and collectively, the “Alterations”) to the Premises without the prior written consent of Landlord, except for Alterations that cumulatively cost less than Twenty Five Thousand Dollars ($25,000.00) and which do not affect the Building systems or the structural integrity or structural components of the Premises or the Building. In all events, Tenant shall deliver at least ten (10) days prior notice to Landlord, from the date Tenant intends to commence construction, sufficient to enable Landlord to post a Notice of Non-Responsibility and Tenant shall obtain all permits or other governmental approvals prior to commencing any of such work and deliver a copy of same to Landlord. All Alterations shall be at Tenant’s sole cost and expense in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, and shall be installed by a licensed, insured, and bonded contractor (reasonably approved by Landlord) in compliance with all applicable Laws (including, but not limited to, the ADA), and all recorded matters and rules and regulations of the Industrial Center. In addition, all work with respect to any Alterations must be done in a good and workmanlike manner. Landlord’s approval of any plans, specifications or working drawings for Tenant’s Alterations shall not create nor impose any responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with any laws, ordinances, rules and regulations of governmental agencies or authorities. In performing the work of any such Alterations, Tenant shall have the work performed in such a manner as not to obstruct access to the Industrial Center, or the Common Areas for any other tenant of the Industrial Center, and as not to obstruct the business of Landlord or other tenants in the Industrial Center, or interfere with the labor force working in the Industrial Center. Except with respect to the Tenant Improvements set forth in Exhibit F attached hereto, as Additional Rent hereunder, Tenant shall reimburse Landlord, within ten (10) days after demand, for actual and reasonable legal, engineering, architectural, planning and other expenses incurred by Landlord in connection with Tenant’s Alterations, plus Tenant shall pay to Landlord a fee equal to one percent (1%) of the total cost of the Alterations. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance, in an amount approved by Landlord and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant in accordance with the terms of this Lease immediately upon completion thereof. Tenant shall keep the Premises and the property on which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. Tenant shall, prior to construction of any and all Alterations, cause its contractor(s) and/or major subcontractor(s) to provide insurance as reasonably required by Landlord, and Tenant shall provide such assurances to Landlord, including without limitation, waivers of lien, surety company performance bonds as Landlord shall require to assure payment of the costs thereof to protect Landlord and the Industrial Center from and against any loss from any mechanic’s, materialmen’s or other liens.

7.4 Surrender/Restoration. Tenant shall surrender the Premises by the end of the last day of the Lease term or any earlier termination date, clean and free of debris and in good operating order, condition, and state of repair, ordinary wear and tear excepted and in accordance with the Move Out Standards set forth in Exhibit D to this Lease. Without limiting the generality of the above, Tenant shall remove all Alterations designated by Landlord in Landlord’s sole discretion, personal property, trade fixtures, and floor bolts, patch all floors, and cause all lights to be in good operating condition, except Tenant shall not remove Tenant Improvements described in Exhibit F to this Lease.

8. Insurance; Indemnity.

8.1 Payment of Premiums and Deductibles. The cost of the premiums and all applicable deductibles for the insurance policies maintained by Landlord under this Paragraph 8 shall be a Common Area Operating Expense reimbursable pursuant to Paragraph 4.2 hereof. Premiums for policy periods commencing prior to, or extending beyond, the term of this Lease shall be prorated to coincide with the corresponding Commencement Date and Expiration Date.

8.2 Tenant’s Insurance.

(a) At its sole cost and expense, Tenant shall maintain in full force and effect during the Term of the Lease the following insurance coverages insuring against claims which may arise from or in connection with the Tenant’s operation and use of the Premises.

(i) Commercial General Liability insurance with minimum limits of $1,000,000 per occurrence and $3,000,000 general aggregate for bodily injury, personal injury, and property damage. If required by Landlord, liquor liability coverage will be included. Such insurance shall be endorsed to include Landlord and Landlord Entities as additional insureds, shall be primary and noncontributory with any Landlord insurance, and shall provide severability of interests between or among insureds.

(ii) Workers’ Compensation insurance with statutory limits and Employers Liability with a $1,000,000 per accident limit for bodily injury or disease.

(iii) Automobile Liability insurance covering all owned, nonowned, and hired vehicles with a $1,000,000 per accident limit for bodily injury and property damage.

(iv) Property insurance against “all risks” at least as broad as the current ISO Special Form policy (and Tenant shall not be obligated to carry flood or earthquake coverage provided Tenant agrees that Landlord shall not be liable for any damage or loss arising from flood or earthquake and Tenant waives and releases Landlord from all claims, losses, damages, liabilities, judgments and costs arising from or related to Tenant not carrying such flood or earthquake coverage) for loss to any tenant improvements or betterments, floor and wall coverings, and business personal property on a full insurable replacement cost basis with no coinsurance clause, and Business Income insurance covering at least three (3) months of loss of income and continuing expense.

(b) Tenant shall deliver to Landlord certificates of all insurance reflecting evidence of required coverages prior to initial occupancy, and annually thereafter.

(c) Intentionally Omitted.

(d) All insurance required under Paragraph 8.2 (i) shall be issued by insurers licensed to do business in the state in which the Premises are located and which are rated A:VII or better by Best’s Key Rating Guide and (ii) shall be endorsed to provide at least 30-days prior notification of cancellation in coverage to said additional insureds.

8.3 Landlord’s Insurance. Landlord may, but shall not be obligated to, maintain risk of direct physical loss property damage insurance coverage, including earthquake and flood, covering the buildings within the Industrial Center, Commercial General Liability insurance, and such other insurance in such amounts and covering such other liability or hazards as deemed appropriate by Landlord. The amount and scope of coverage of Landlord’s insurance shall be determined by Landlord from time to time in its sole discretion and shall be subject to such deductible amounts as Landlord may elect. Landlord shall have the right to reduce or terminate any insurance or coverage.

8.4 Waiver of Subrogation. To the extent permitted by law and with permission of their insurance carriers, Landlord and Tenant each waive any right to recover against the other on account of any and all claims Landlord or Tenant may have against the other with respect to property insurance actually carried, or required to be carried hereunder, to the extent of the proceeds realized from such insurance coverage.

8.5 Indemnity. Except to the extent caused by the gross active or gross passive negligence or willful misconduct of Landlord or any Landlord Entity, Tenant shall protect, defend, indemnify, and hold Landlord and Landlord Entities harmless from and against any and all loss, claims, liability, or costs (including court costs and reasonable attorneys’ fees) incurred by reason of:

(a) any damage to any property (including but not limited to property of any Landlord Entity) or death, bodily, or personal injury to any person occurring in or about the Premises, the Building, or the Industrial Center to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant, its agents, servants, employees, invitees, contractors, suppliers, subtenants, or visitors;

(b) the conduct or management of any work or anything whatsoever done by the Tenant on or about the Premises or from transactions of the Tenant concerning the Premises;

(c) Tenant’s failure to comply with any and all governmental laws, ordinances, and regulations applicable to the condition or use of the Premises or its occupancy; or

(d) any breach or default on the part of Tenant in the performance of any covenant or agreement to be performed pursuant to this Lease.

The provisions of this Paragraph 8.5 shall, with respect to any claims or liability accruing prior to such termination, survive the Expiration Date or earlier termination of this Lease.

8.6 Exemption of Landlord from Liability. Except to the extent caused by the gross active or gross passive negligence or willful misconduct of Landlord or any Landlord Entity, neither Landlord nor Landlord Entities shall be liable for and Tenant waives any claims against Landlord and Landlord Entities for injury or damage to the person or the property of Tenant, Tenant’s employees, contractors, invitees, customers or any other person in or about the Premises, Building or Industrial Center from any cause whatsoever, including, but not limited to, damage or injury which is caused by or results from (i) fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, heating, ventilating, air conditioning or lighting fixtures or (ii) from the condition of the Premises, other portions of the Building or Industrial Center. Landlord shall not be liable for any damages arising from any act or neglect (passive or active) of any other tenants of Landlord or any subtenant or assignee of such other tenants nor from the failure by Landlord to enforce the provisions of any other lease in the Industrial Center. Notwithstanding Landlord’s negligence (active or passive), gross negligence (active or passive), or breach of this Lease, Landlord shall under no circumstances be liable for (a) injury to Tenant’s business, for any loss of income or profit therefrom or any indirect, consequential or punitive damages or (b) any damage to property or injury to persons arising from any act of God or war, violence or insurrection, including, but not limited to, those caused by earthquakes, hurricanes, storms, drought, floods, acts of terrorism, and/or riots.

9. Damage or Destruction.

9.1 Termination Right. Tenant shall give Landlord immediate written notice of any damage to the Premises. Subject to the provisions of Paragraph 9.2, if the Premises or the Building shall be damaged to such an extent that there is substantial interference for a period exceeding one hundred eighty (180) consecutive days with the conduct by Tenant of its business at the Premises (provided, up to an additional sixty (60) days shall be added to such one hundred eighty (180) consecutive day period to account for time Landlord may require to obtain permits for such repairs), then either party, at any time prior to commencement of repair of the Premises and following ten (10) days written notice to the other party, may terminate this Lease effective thirty (30) days after delivery of such notice to the other party. Within forty five (45) days following the occurrence of such damage, Landlord shall inform Tenant in writing of Landlord’s estimate of the time required to complete repairs to the Premises. Further, if any portion of the Premises is damaged and is not fully covered by the aggregate of insurance proceeds received by Landlord and any applicable deductible or if the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to such indebtedness, and Tenant does not voluntarily contribute any shortfall thereof to Landlord, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within sixty (60) days after the date of notice to Tenant of any such event. Such termination shall not excuse the performance by Tenant of those covenants which under the terms hereof survive termination. Rent shall be abated in proportion to the degree of interference during the period that there is such substantial interference with the conduct of Tenant’s business at the Premises. Abatement of rent and Tenant’s right of termination pursuant to this provision shall be Tenant’s sole remedy with respect to any such damage regardless of the cause thereof.

9.2 Damage Caused by Tenant. Tenant’s termination rights under Paragraph 9.1 shall not apply if the damage to the Premises or Building is the result of any act or omission of Tenant or of any of Tenant’s agents, employees, customers, invitees, or contractors.

10. Real Property Taxes.

10.1 Payment of Real Property Taxes. Landlord shall pay the Real Property Taxes due and payable during the term of this Lease and, except as otherwise provided in Paragraph 10.3, such payments shall be a Common Area Operating Expense reimbursable pursuant to Paragraph 4.2.

10.2 Real Property Tax Definition. As used herein, the term “Real Property Taxes” is any form of tax or assessment, general, special, ordinary, or extraordinary, imposed or levied upon (a) the Industrial Center or Building, (b) any interest of Landlord in the Industrial Center or Building, (c) Landlord’s right to rent or other income from the Industrial Center or Building, and/or (d) Landlord’s business of leasing the Premises. Real Property Taxes include (a) any license fee, commercial rental tax, excise tax, improvement bond or bonds, levy, or tax; (b) any tax or charge which replaces or is in addition to any of such above-described “Real Property Taxes,” and (c) any fees, expenses, or costs (including reasonable attorneys’ fees, expert fees, and the like) incurred by Landlord in protesting or contesting any assessments levied or any tax rate. Notwithstanding the foregoing, Real Property Taxes shall not include any income taxes levied upon Landlord’s income from leasing the Premises or any other property in the Industrial Center. Real Property Taxes for tax years commencing prior to, or extending beyond, the term of this Lease shall be prorated to coincide with the corresponding Commencement Date and Expiration Date.

10.3 Additional Improvements. Operating Expenses shall not include Real Property Taxes attributable to improvements placed upon the Industrial Center by other tenants or by Landlord for the exclusive enjoyment of such other tenants. Tenant shall, however, pay to Landlord at the time Operating Expenses are payable under Paragraph 4.2, the entirety of any increase in Real Property Taxes if assessed by reason of improvements placed upon the Premises by Tenant or at Tenant’s request.

10.4 Joint Assessment. If the Building is not separately assessed, Real Property Taxes allocated to the Building shall be a pro rata portion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed.

10.5 Tenant’s Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against and levied upon Tenant’s improvements, fixtures, furnishings, equipment, and all personal property of Tenant contained in the Premises or stored within the Industrial Center.

11. Utilities. Tenant shall pay directly for all utilities and services supplied to the Premises, including but not limited to electricity, telephone, security, gas, and cleaning of the Premises, together with any taxes thereon. For any such utility fees or services that are not billed or metered separately to Tenant, including without limitation, water and sewer charges, and garbage and waste disposal (collectively, “Utility Expenses”), Tenant shall pay to Landlord Tenant’s Share of Utility Expenses. If Landlord reasonably determines that Tenant’s Share of Utility Expenses is not commensurate with Tenant’s use of such services, Tenant shall pay to Landlord the amount which is attributable to Tenant’s use of the utilities or similar services, as reasonably estimated and determined by Landlord, based upon factors such as size of the Premises and intensity of use of such utilities by Tenant such that Tenant shall pay the portion of such charges reasonably consistent with Tenant’s use of such utilities and similar services. If Tenant disputes any such estimate or determination, then Tenant shall either pay the estimated amount or cause the Premises to be separately metered at Tenant’s sole expense. Tenant shall also pay Tenant’s Share of any assessments, charges, and fees included within any tax bill for the lot on which the Premises are situated, including without limitation, entitlement fees, allocation unit fees, sewer use fees, and any other similar fees or charges.

12. Assignment and Subleasing.

12.1 Prohibition. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, hypothecate, encumber, grant any license or concession, pledge or otherwise transfer this Lease or any interest herein, permit any assignment or other such transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and Tenant’s Entities (all of the foregoing are sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is sometimes referred to as a “Transferee”). No consent to any Transfer shall constitute a waiver of the provisions of this Section, and all subsequent Transfers may be made only with the prior written consent of Landlord, which consent shall not be unreasonably withheld, but which consent shall be subject to the provisions of this Section.

12.2 Request for Consent. If Tenant seeks to make a Transfer, Tenant shall notify Landlord, in writing, and deliver to Landlord at least thirty (30) days (but not more than one hundred eighty (180) days) prior to the proposed commencement date of the Transfer (the “Proposed Effective Date”) the following information and documents (the “Tenant’s Notice”): (i) a description of the portion of the Premises to be transferred (the “Subject Space”); (ii) all of the terms of the proposed Transfer including without limitation, the Proposed Effective Date, the name and address of the proposed Transferee, and a copy of the existing or proposed assignment, sublease or other agreement governing the proposed Transfer; (iii) current financial statements of the proposed Transferee certified by an officer, member, partner or owner thereof, and any such other information as Landlord may then reasonably require, including without limitation, audited financial statements for the previous three (3) most recent consecutive fiscal years; (iv) the Transfer Plans and Specifications (defined below), if any; and (v) such other information as Landlord may then reasonably require. Tenant shall give Landlord the Tenant’s Notice by registered or certified mail addressed to Landlord at Landlord’s Address specified in the Basic Provisions. Within fifteen (15) business days after Landlord’s receipt of the Tenant’s Notice (the “Landlord Response Period”) Landlord shall notify Tenant, in writing, of its determination with respect to such requested proposed Transfer and the election to recapture as set forth below. If Landlord does not elect to recapture pursuant to the provisions hereof and Landlord does consent to the requested proposed Transfer, Tenant may thereafter assign its interests in and to this Lease or sublease all or a portion of the Premises to the same party and on the same terms as set forth in the Tenant’s Notice. If Landlord fails to respond to Tenant’s Notice within Landlord’s Response Period, then, after Tenant delivers to Landlord fifteen (15) business days written notice (the “Second Response Period”) and Landlord fails to respond thereto prior to the end of the Second Response Period, the proposed Transfer shall then be deemed approved by Landlord.

12.3 Criteria for Consent. Tenant acknowledges and agrees that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold its consent where (a) Tenant is or has been in default of its obligations under this Lease beyond applicable notice and cure periods, (b) the use to be made of the Premises by the proposed Transferee is prohibited under this Lease or differs from the uses permitted under this Lease, (c) the proposed Transferee or its business is subject to compliance with additional requirements of the ADA beyond those requirements which are applicable to Tenant, unless the proposed Transferee shall (1) first deliver plans and specifications for complying with such additional requirements (the “Transfer Plans and Specifications”) and obtain Landlord’s written consent thereto, and (2) comply with all Landlord’s conditions contained in such consent, (d) the proposed Transferee does not intend to occupy a substantial portion of the Premises assigned or sublet to it, (e) Landlord reasonably disapproves of the proposed Transferee’s business operating ability or history or creditworthiness or the character of the business to be conducted by the proposed Transferee at the Premises, (f) the proposed Transferee is a governmental agency or unit or an existing tenant in the Industrial Center, (g) the proposed Transfer would violate any “exclusive” rights of any occupants in the Industrial Center or cause Landlord to violate another agreement or obligation to which Landlord is a party or otherwise subject, (h) Landlord otherwise reasonably determines that the proposed Transfer would have the effect of decreasing the value of the Building or the Industrial Center, or increasing the expenses associated with operating, maintaining and repairing the Industrial Center, (i) either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee: (i) occupies space in the Building at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Building at such time, or (iii) has negotiated with Landlord during the 12 month period immediately preceding the Tenant’s Notice, or (j) the proposed Transferee will use, store or handle Hazardous Substances in or about the Premises of a type, nature or quantity not then acceptable to Landlord.

        12.4 Effectiveness of Transfer and Continuing Obligations. Prior to the date on which any permitted Transfer becomes effective, Tenant shall deliver to Landlord (i) a counterpart of the fully executed Transfer document, (ii) an executed Certificate substantially in the form of Exhibit C hereto (the “Transferee HazMat Certificate”), and (iii) Landlord’s form of Consent to Assignment or Consent to Sublease, as applicable, executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease. Failure or refusal of a Transferee to execute any such consent instrument shall not release or discharge the Transferee from its obligation to do so or from any liability as provided herein. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases. Each permitted Transferee shall assume and be deemed to assume this Lease and shall be and remain liable jointly and severally with Tenant for payment of Rent and for the due performance of, and compliance with all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed or complied with, for the Term of this Lease. No Transfer shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease. An assignee of Tenant shall become directly liable to Landlord for all obligations of Tenant hereunder, but no Transfer by Tenant shall relieve Tenant of any obligations or liability under this Lease whether occurring before or after such consent, assignment, subletting or other Transfer. The acceptance of any or all of the Rent by Landlord from any other person (whether or not such person is an occupant of the Premises) shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Except as set forth in Paragraph 12.9 below, if Tenant is a business entity, the direct or indirect transfer of more than fifty percent (50%) of the ownership interest of the entity (whether in a single transaction or in the aggregate through more than one transaction) shall be deemed a Transfer and shall be subject to all the provisions hereof and in such event, it shall be a condition to Landlord’s consent to such ownership change that such entities or persons acquiring such ownership interest assume, as a primary obligor, all rights and obligations of Tenant under this Lease (and such entities and persons shall execute all documents reasonably required to effectuate such assumption). Any and all options, first rights of refusal, tenant improvement allowances and other similar rights granted to Tenant in this Lease, if any, shall not be assignable by Tenant unless expressly authorized in writing by Landlord (which shall be in Landlord’s sole discretion). Except as set forth in Paragraph 12.9 below, any transfer made without Landlord’s prior written consent, shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a material default by Tenant of this Lease. As Additional Rent hereunder, Tenant shall pay to Landlord each time it requests a Transfer, an administrative fee in the amount of two thousand five hundred dollars ($2,500) and, in addition, Tenant shall promptly reimburse Landlord for actual legal and other expenses incurred by Landlord in connection with any actual or proposed Transfer.

12.5 Rent Adjustment/Recapture. In the event the proposed Transfer (together with any prior Transfers) is of an amount of square footage equal to or greater than fifty percent (50%) of the Premises, Landlord shall have the right to recapture the Subject Space described in the Tenant’s Notice. If such recapture notice is given, it shall serve to terminate this Lease with respect to the proposed Subject Space, or, if the proposed Subject Space covers all the Premises, it shall serve to terminate the entire Term of this Lease, in either case, as of the Proposed Effective Date. However, no termination of this Lease with respect to part or all of the Premises shall become effective without the prior written consent, where necessary, of the holder of each deed of trust encumbering the Premises or any other portion of the Industrial Center. If this Lease is terminated pursuant to the foregoing provisions with respect to less than the entire Premises, the Rent shall be adjusted on the basis of the proportion of rentable square feet retained by Tenant to the rentable square feet originally demised and this Lease as so amended shall continue thereafter in full force and effect.

12.6 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto, Tenant shall pay to Landlord monthly, as Additional Rent, at the same time as the monthly installments of Rent are payable hereunder, fifty percent (50%) of any Transfer Premium, after first deducting commercially reasonable brokerage commissions and reasonable attorneys’ fees. The term “Transfer Premium” shall mean all rent, additional rent and other consideration payable by such Transferee which either initially or over the term of the Transfer exceeds the Rent or pro rata portion of the Rent, as the case may be, for such space reserved in the Lease.

12.7 Waiver. Notwithstanding any Transfer, or any indulgences, waivers or extensions of time granted by Landlord to any Transferee, or failure by Landlord to take action against any Transferee, Tenant agrees that Landlord may, at its option, proceed against Tenant without having taken action against or joined such Transferee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such Transferee.

12.8 Special Transfer Prohibitions. Notwithstanding anything set forth above to the contrary, Tenant may not (a) sublet the Premises or assign this Lease to any person or entity in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Internal Revenue Code (the “Code”); or (b) sublet the Premises or assign this Lease in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

12.9 Affiliates. The assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under the common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets of Tenant, or (iv) any entity into which Tenant is merged or consolidated (all such persons or entities described in clauses (i), (ii), (iii) and (iv) being sometimes herein referred to as “Affiliates”) shall not be subject to obtaining Landlord’s prior consent and no Transfer Premium shall be payable, provided in all instances that:

(a) any such Affiliate was not formed as a subterfuge to avoid the obligations of this Article 12;

(b) Tenant gives Landlord prior notice of any such assignment or sublease to an Affiliate, except solely for those assignments or subleases in connection with which any applicable law precludes Tenant’s delivery to Landlord of prior notice of said assignment or sublease then, in all such instances, Tenant shall deliver to Landlord subsequent notice of said assignment or sublease within ten (10) days following the first (1st) day on which Tenant is permitted by law to deliver notice of such assignment or sublease to Landlord;

(c) the successor of Tenant shall have throughout the Term a tangible net worth and net assets, in the aggregate, computed in accordance with generally accepted accounting principles (but excluding goodwill as an asset), which is sufficient to meet the obligations of Tenant under this Lease, as reasonably determined by Landlord;

(d) any such assignment or sublease shall be subject to all of the terms and provisions of this Lease, and such assignee or sublessee (i.e. any such Affiliate), other than in the case of an Affiliate resulting from a merger or consolidation, shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease; and

(e) Tenant and any guarantor shall remain fully liable for all obligations to be performed by Tenant under this Lease.

13. Default; Remedies.

13.1 Default. The occurrence of any one of the following events shall constitute an event of default on the part of Tenant (“Default”):

(a) The abandonment of the Premises by Tenant;

(b) Failure to pay any installment of Base Rent, Additional Rent, or any other monies due and payable hereunder, said failure continuing for a period of five (5) days after Landlord’s delivery of written notice to Tenant that said payment is past due. Tenant agrees that any such written notice delivered by Landlord shall, to the fullest extent permitted by law, serve as the statutorily required notice under applicable law to the extent Tenant fails to cure such failure to pay within such five (5) day period. In addition to the foregoing, Tenant agrees to notice and service of notice as provided for in accordance with applicable statutory requirements;

(c) A general assignment by Tenant for the benefit of creditors;

(d) The filing of a voluntary petition of bankruptcy by Tenant; the filing of a voluntary petition for an arrangement; the filing of a petition, voluntary or involuntary, for reorganization; or the filing of an involuntary petition by Tenant’s creditors;

(e) Receivership, attachment, or other judicial seizure of the Premises or all or substantially all of Tenant’s assets on the Premises;

(f) Failure of Tenant to maintain insurance as required by Paragraph 8.2;

(g) Any breach by Tenant of its covenants under Paragraph 6.2;

(h) Failure in the performance of any of Tenant’s covenants, agreements, or obligations hereunder (except those failures specified as events of Default in other Paragraphs of this Paragraph 13.1 which shall be governed by such other Paragraphs), which failure continues for 10 days after written notice thereof from Landlord to Tenant; provided that, if Tenant has exercised reasonable diligence to cure such failure and such failure cannot be cured within such 10-day period despite reasonable diligence, Tenant shall not be in default under this subparagraph unless Tenant fails thereafter diligently and continuously to prosecute the cure to completion; and

(i) Except as set forth in Paragraph 12.9, any transfer of a substantial portion of the assets of Tenant, unless such transfer or obligation is undertaken or incurred in the ordinary course of Tenant’s business, or in good faith for equivalent consideration, or with Landlord’s consent.

13.2 Remedies. In the event of any Default by Tenant, Landlord shall have any or all of the following remedies:

(a) Termination. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

(1) the worth at the time of award of any unpaid Rent and any other sums due and payable which have been earned at the time of such termination; plus

(2) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(3) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, the Premises or any portion thereof, including such acts for reletting to a new lessee or lessees; (iii) for leasing commissions; or (iv) for any other costs reasonably necessary or reasonably appropriate to relet the Premises; plus

(5) such reasonable attorneys’ fees incurred by Landlord as a result of a Default, and costs in the event suit is filed by Landlord to enforce such remedy; and plus

(6) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. As used in subparagraphs (1) and (2) above, the “worth at the time of award” is computed by allowing interest at an annual rate equal to twelve percent (12%) per annum or the maximum rate permitted by law, whichever is less. As used in subparagraph (3) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Default of Tenant hereunder.

(b) Continuation of Lease. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, provided tenant has the right to sublet or assign, subject only to reasonable limitations).

(c) Re-entry. In the event of any Default by Tenant, Landlord shall also have the right, with or without terminating this Lease, in compliance with applicable law, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

(d) Reletting. In the event of the abandonment of the Premises by Tenant or in the event that Landlord shall elect to re-enter or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided in Paragraph a, Landlord may from time to time, without terminating this Lease, relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises. In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied in the following order: (1) to reasonable attorneys’ fees incurred by Landlord as a result of a Default and costs in the event suit is filed by Landlord to enforce such remedies; (2) to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; (3) to the payment of any costs of such reletting; (4) to the payment of the costs of any alterations and repairs to the Premises; (5) to the payment of Rent due and unpaid hereunder; and (6) the residue, if any, shall be held by Landlord and applied in payment of future Rent and other sums payable by Tenant hereunder as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during the month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting; provided, Tenant shall not be obligated to Landlord for any such costs attributable to the removal (or repair following removal) of the Tenant Improvements described in Exhibit F.

(e) Termination. No re-entry or taking of possession of the Premises by Landlord pursuant to this Lease shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any Default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such Default.

(f) Cumulative Remedies. The remedies herein provided are not exclusive and Landlord shall have any and all other remedies provided herein or by law or in equity.

(g) No Surrender. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord. The surrender of this Lease by Tenant, voluntarily or otherwise, shall not work a merger unless Landlord elects in writing that such merger take place, but shall operate as an assignment to Landlord of any and all existing subleases, or Landlord may, at its option, elect in writing to treat such surrender as a merger terminating Tenant’s estate under this Lease, and thereupon Landlord may terminate any or all such subleases by notifying the sublessee of its election so to do within five (5) days after such surrender.

(h) Notice Provisions Tenant agrees that any notice given by Landlord pursuant to Paragraph 13.1 of the Lease shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding. Should Landlord prepare any notice to Tenant for failure to pay rent, additional rent or perform any other obligation under the Lease, Tenant shall pay to Landlord, without any further notice from Landlord, the additional sum of $75.00 which the parties hereby agree represents a fair and reasonable estimate of the costs Landlord will incur by reason of preparing such notice.

13.3 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges. Accordingly, if any installment of Rent or other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after such amount shall be due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to 5% of such overdue amount; provided, however, the foregoing late charge shall not be applicable to the first (1st) instance of late payment of Rent by Tenant until three (3) business days after written notice to Tenant of such late payment. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s Default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In addition, should Landlord be unable to negotiate any payment made by Tenant on the first attempt by Landlord and without any notice to Tenant, Tenant shall pay to Landlord a fee of $50.00 per item which the parties hereby agree represents a fair and reasonable estimate of the costs Landlord will incur by reason of Landlord’s inability to negotiate such item(s).

14. Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of exercise of said power (all of which are herein called “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than 10% of the floor area of the Premises, or more than 25% of the portion of the Common Areas designated for Tenant’s parking, is taken by condemnation, Tenant may, at Tenant’s option, to be exercised in writing within 10 days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within 10 days after the condemning authority shall have taken possession), terminate this Lease as of the date the condemning authority takes such possession. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in the same proportion as the rentable floor area of the Premises taken bears to the total rentable floor area of the Premises and Landlord shall, if necessary, promptly proceed to restore the Premises or the Building, as applicable, to substantially its same condition prior to such partial condemnation, allowing for the reasonable effects of such partial condemnation, and a proportionate allowance shall be made to Tenant for the Rent corresponding to the time during which, and to the part of the Premises of which, Tenant is deprived on account of such partial condemnation and restoration. Landlord shall not be required to spend funds for restoration in excess of the amount received by Landlord as compensation awarded. No reduction of Base Rent shall occur if the condemnation does not apply to any portion of the Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord; provided, however, that Tenant shall be entitled to any compensation, separately awarded to Tenant, for Tenant’s relocation expenses and/or loss of Tenant’s trade fixtures. In the event that this Lease is not terminated by reason of such condemnation, Landlord shall to the extent of its net severance damages in the condemnation matter, repair any damage to the Premises caused by such condemnation authority. Tenant shall be responsible for the payment of any amount in excess of such net severance damages required to complete such repair.

15. Estoppel Certificate and Financial Statements.

15.1 Estoppel Certificate. Each party (herein referred to as “Responding Party”) shall within 10 business days after written notice from the other Party (the “Requesting Party”) execute, acknowledge, and deliver to the Requesting Party, to the extent it can truthfully do so, an estoppel certificate in a form reasonably acceptable to the Responding Party, or any of Landlord’s lenders or any prospective purchasers of the Premises or the Industrial Center as the case may be, plus such additional information, confirmation, and statements as be reasonably requested by the Requesting Party.

15.2 Financial Statement. If Landlord desires to finance, refinance, or sell the Building, Industrial Center, or any part thereof, Tenant shall deliver to any potential lender or purchaser designated by Landlord such financial statements of Tenant as are prepared by Tenant in the ordinary course of business, including but not limited to Tenant’s financial statements for the past 3 years (if then available). All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth. Landlord agrees to execute and Landlord shall use its commercially reasonable efforts to cause Landlord’s lender or purchaser to execute a non-disclosure agreement reasonably acceptable to such parties related to such financial statements of Tenant. Tenant shall not be required to deliver such financial statements to Landlord so long as Tenant is a publicly-held company whose stock is listed on a national exchange.

16. Additional Covenants and Provisions.

16.1 Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall not affect the validity of any other provision hereof.

16.2 Interest on Past-Due Obligations. Any monetary payment due Landlord hereunder not received by Landlord within 10 days following the date on which it was due shall bear interest from the date due at 12% per annum, but not exceeding the maximum rate allowed by law in addition to the late charge provided for in Paragraph 13.3.

16.3 Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

16.4 Landlord Liability. Tenant, its successors, and assigns shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Industrial Center. Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease. In no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability.

16.5 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease. The parties acknowledge that (i) each party and/or its counsel have reviewed and revised this Lease, and (ii) no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation or enforcement of this Lease or any amendments or exhibits to this Lease or any document executed and delivered by either party in connection with this Lease.

16.6 Notice Requirements. All notices required or permitted by this Lease shall be in writing and may be delivered in person (by hand, messenger, or courier service) or may be sent by regular, certified, or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission during normal business hours, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 16.6. The addresses noted adjacent to a Party’s signature on this Lease shall be that Party’s address for delivery or mailing of notice purposes. Either Party may by written notice to the other specify a different address for notice purposes, except that upon Tenant’s taking possessing of the Premises, the Premises shall constitute Tenant’s address for the purpose of mailing or delivering notices to Tenant. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereafter designate by written notice to Tenant.

16.7 Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail, the notice shall be deemed given 48 hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or an overnight courier that guarantees next day delivery shall be deemed given 24 hours after delivery of the same to the United States Postal Service or courier. If any notice is transmitted by facsimile transmission or similar means, the same shall be deemed served or delivered upon telephone or facsimile confirmation of receipt of the transmission thereof, provided a copy is also delivered via hand or overnight delivery or certified mail. If notice is received on a Saturday, Sunday, or legal holiday, it shall be deemed received on the next business day.

16.8 Waivers. No waiver by Landlord of a Default by Tenant shall be deemed a waiver of any other term, covenant, or condition hereof, or of any subsequent Default by Tenant of the same or any other term, covenant, or condition hereof. In addition the acceptance by Landlord of any rent or other payment after it is due, whether or not a notice of default has been served or any action (including, without limitation, an unlawful detainer action) has been filed by Landlord thereon, shall not be deemed a waiver of Landlord’s rights to proceed on any notice of default or action which has been filed against Tenant based upon Tenant’s breach of the Lease.

16.9 Holdover. Tenant has no right to retain possession of the Premises or any part thereof beyond the expiration or earlier termination of this Lease. If Tenant holds over with the consent of Landlord: (a) the Base Rent payable shall be increased to 150% of the Base Rent applicable during the month immediately preceding such expiration or earlier termination; (b) Tenant’s right to possession shall terminate on 30 days notice from Landlord; and (c) all other terms and conditions of this Lease shall continue to apply. Nothing contained herein shall be construed as a consent by Landlord to any holding over by Tenant. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, demands, actions, losses, damages, obligations, costs, and expenses, including, without limitation, reasonable attorneys’ fees incurred or suffered by Landlord by reason of Tenant’s failure to surrender the Premises on the expiration or earlier termination of this Lease in accordance with the provisions of this Lease.

16.10 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies in law or in equity.

16.11 Binding Effect: Choice of Law. This Lease shall be binding upon the Parties, their personal representatives, successors, and assigns, and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

16.12 Landlord. The covenants and obligations contained in this Lease on the part of Landlord are binding on Landlord, its successors, and assigns only during their respective period of ownership of an interest in the Building. In the event of any transfer or transfers of such title to the Building, Landlord (and, in the case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed.

16.13 Attorneys’ Fees and Other Costs. If any Party brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding shall be entitled to reasonable attorneys’ fees. The term “Prevailing Party” shall include, without limitation, a Party who substantially obtains or defeats the relief sought. Landlord shall be entitled to reasonable attorneys’ fees, costs, and expenses incurred in the preparation and service of notices of Default (as defined in this Lease) and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting breach. Tenant shall reimburse Landlord on demand for all reasonable legal, engineering, and other professional services expenses incurred by Landlord in connection with all requests by Tenant or any lender of Tenant for consent, waiver or approval of any kind.

16.14 Landlord’s Access; Showing Premises; Repairs. Subject to the terms of Paragraph 6.4 above, Landlord and Landlord’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times upon reasonable notice for the purpose of showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, improvements, or additions to the Premises or to the Building, as Landlord may reasonably deem necessary, provided, in no event shall Tenant be obligated to disclose or provide access to Tenant’s proprietary or confidential information in connection with such inspections. Landlord may at any time place on or about the Premises or Building any ordinary “For Sale” signs, and Landlord may at any time during the last 180 days of the term hereof place on or about the Premises any ordinary “For Lease” signs. All such activities of Landlord shall be without abatement of rent or liability to Tenant.

16.15 Signs. Tenant shall not place any signs at or upon the exterior of the Premises or the Building, except that Tenant may, with Landlord’s prior written consent, install (but not on the roof) monument signage (in proportion to Tenant’s Share) on any monument sign for the Building and exterior Building signage (so long as Tenant leases the entire Building) so long as such signs are in a location designated by Landlord and comply with sign ordinances and the signage criteria established for the Industrial Center by Landlord.

16.16 Termination; Merger. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Landlord for Default by Tenant, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, Landlord shall, in the event of any such surrender, termination, or cancellation, have the option to continue any one or all of any existing subtenancies. Landlord’s failure within 10 days following any such event to make a written election to the contrary by written notice to the holder of any such lesser interest shall constitute Landlord’s election to have such event constitute the termination of such interest.

16.17 Quiet Possession. Upon payment by Tenant of the Base Rent and Additional Rent for the Premises and the performance of all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed under this Lease, Tenant shall have quiet possession of the Premises for the entire term hereof, subject to all of the provisions of this Lease.

16.18 Subordination; Attornment; Non-Disturbance.

(a) Subordination. Subject to the nondisturbance provisions of subparagraph 16.18(c), this Lease shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or mortgage (collectively, “Mortgage”) now or hereafter placed by Landlord upon the real property of which the Premises are a part, to any and all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements, and extensions thereof. Tenant agrees that any person holding any Mortgage shall have no duty, liability, or obligation to perform any of the obligations of Landlord under this Lease. In the event of Landlord’s default with respect to any such obligation, Tenant will give any Lender, whose name and address have previously been furnished in writing to Tenant, notice of a default by Landlord. Tenant may not exercise any remedies for default by Landlord unless and until Landlord and the Lender shall have received written notice of such default and a reasonable time (not less than 90 days) shall thereafter have elapsed without the default having been cured. If any Lender shall elect to have this Lease superior to the lien of its Mortgage and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such Mortgage. The provisions of a Mortgage relating to the disposition of condemnation and insurance proceeds shall prevail over any contrary provisions contained in this Lease.

(b) Attornment. Subject to the nondisturbance provisions of subparagraph (c) of this Paragraph 16.18, Tenant agrees to attorn to a Lender or any other party who acquires ownership of the Premises by reason of a foreclosure of a Mortgage. In the event of such foreclosure, such new owner shall not: (i) be liable for any act or omission of any prior landlord or with respect to events occurring prior to acquisition of ownership, (ii) be subject to any offsets or defenses which Tenant might have against any prior Landlord, or (iii) be liable for security deposits or be bound by prepayment of more than one month’s rent.

(c) Non-Disturbance. With respect to a Mortgage entered into by Landlord after the execution of this Lease and to any and all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof, Tenant’s subordination of this Lease shall be subject to receiving assurance (a “nondisturbance agreement”) from the Mortgage holder that Tenant’s possession and this Lease will not be disturbed so long as Tenant is not in default and attorns to the record owner of the Premises.

(d) Self-Executing. The agreements contained in this Paragraph 16.18 shall be effective without the execution of any further documents; provided, however, that upon written request from Landlord or a Lender in connection with a sale, financing, or refinancing of Premises, Tenant and Landlord shall execute such further writings as may be reasonably required to separately document any such subordination or nonsubordination, attornment, and/or nondisturbance agreement, as is provided for herein. Landlord is hereby irrevocably vested with full power to subordinate this Lease to a Mortgage.

16.19 Rules and Regulations. Tenant agrees that it will abide by, and to cause its employees, suppliers, shippers, customers, tenants, contractors, and invitees to abide by, all reasonable rules and regulations (“Rules and Regulations”) which Landlord may make from time to time for the management, safety, care, and cleanliness of the Common Areas, the parking and unloading of vehicles, and the preservation of good order, as well as for the convenience of other occupants or tenants of the Building and the Industrial Center and their invitees. The current Rules and Regulations are attached hereto as Exhibit E. Landlord shall not be responsible to Tenant for the noncompliance with said Rules and Regulations by other tenants of the Industrial Center.

16.20 Security Measures. Tenant acknowledges that the rental payable to Landlord hereunder does not include the cost of guard service or other security measures. Landlord has no obligations to provide same. Tenant assumes all responsibility for the protection of the Premises, Tenant, its agents, and invitees and their property from the acts of third parties.

16.21 Reservations. Landlord reserves the right to grant such easements that Landlord deems necessary and to cause the recordation of parcel maps, so long as such easements and maps do not unreasonably interfere with the use of the Premises by Tenant. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate any such easements or maps. Tenant further agrees that Landlord may at any time following the execution of this Lease, either directly or through Landlord’s agents, identify Tenant’s name in any marketing materials relating to the Building or Landlord’s portfolio and/or make press releases or other announcements regarding the leasing of the Premises by Tenant, and Tenant hereby waives any and all claims in connection therewith.

16.22 Conflict. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

16.23 Offer. Preparation of this Lease by either Landlord or Tenant or Landlord’s agent or Tenant’s agent and submission of same to Tenant or Landlord shall not be deemed an offer to lease. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

16.24 Amendments. This Lease may be modified only in writing, signed by the parties in interest at the time of the modification.

16.25 Multiple Parties. Except as otherwise expressly provided herein, if more than one person or entity is named herein as Tenant, the obligations of such persons shall be the joint and several responsibility of all persons or entities named herein as such Tenant.

16.26 Authority. Each person signing on behalf of Landlord or Tenant warrants and represents that she or he is authorized to execute and deliver this Lease and to make it a binding obligation of Landlord or Tenant.

16.27 Recordation. Tenant shall not record this Lease or a short form memorandum hereof.

16.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep and maintain such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space planning consultants.

16.29 Landlord Renovations. Tenant acknowledges that Landlord may from time to time, at Landlord’s sole option, renovate, improve, develop, alter, or modify (collectively, the “Renovations”) portions of the Building, Premises, Common Areas and the Industrial Center, including without limitation, systems and equipment, roof, and structural portions of the same. In connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Industrial Center, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building; provided, such Renovations shall not unreasonably interfere with Tenant’s access to the Premises or access to the parking areas. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility, or for any reason be liable to Tenant, for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s Property, Alterations or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.

16.30 WAIVER OF JURY TRIAL. THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, THE BUILDING OR THE INDUSTRIAL CENTER, AND/OR ANY CLAIM OF INJURY, LOSS OR DAMAGE.

16.31 Cubicles and Equipment. Landlord and Tenant acknowledge and agree that Landlord shall lease to Tenant during the Term, at no additional cost, that certain furniture, equipment and cubicles identified on Exhibit H attached hereto and incorporated herein by this reference (the foregoing are collectively, “Cubicles and Equipment”). Such leasing is on an “AS-IS, WITH ALL FAULTS” basis and subject to all of the terms of this Lease (including, without limitation, Paragraph 8 of this Lease), without recourse, representation or warranty of any kind or nature, express or implied, including without limitation, habitability, merchantability or fitness for a particular purpose. At the expiration or earlier termination of this Lease, the Cubicles and Equipment shall be returned and surrendered to Landlord in the same or substantially similar condition and repair as when delivered to Tenant, reasonable wear and tear excepted. Tenant shall be obligated to repair, maintain and insure the Cubicles and Equipment, and Tenant shall not have the right or ability to assign or sublet any of the Cubicles and Equipment except in conjunction with this Lease and the Premises. Tenant shall pay any taxes, assessments and insurance premiums attributable to the Cubicles and Equipment. Tenant may, at Tenant’s option, remove the Cubicles and Equipment and either dispose of such Cubicles and Equipment (with Landlord’s prior written consent) or return such Cubicles and Equipment to Landlord at any time during the Term.

16.32 Building Information. Landlord shall provide to Tenant (i) a list of all HVAC units that serve the Premises such list to include, to the extent available, unit number, maker of unit, type of unit, model number, serial number and size of unit, (ii) any historical HVAC maintenance records, (iii) copies of past utilities bills, (iv) a copy of any CC&Rs relating to the Building and (v) to the extent in Landlord’s possession, full CAD drawings, including mechanical and electrical.

16.33 Landlord’s Work. Landlord shall perform the following work, at Landlord’s sole cost and expense: installation of communications and generator power conduits connecting both the power and data among all of the premises currently occupied by Tenant, including the 1003-1005 Hamilton Avenue and 1010 Hamilton Avenue premises.

///continued on next page///

The parties hereto have executed this Lease at the place and on the dates specified below their respective signatures.

LANDLORD	TENANT

WILLOW PARK HOLDING COMPANY I, L.P., a Delaware limited partnership	PACIFIC BIOSCIENCES OF CALIFORNIA, INC., a Delaware corporation, dba Pac Bio, Inc.

By: AMB PROPERTY, L.P., a Delaware limited partnership	By: /s/ Hugh Martin Its: President
Its: Manager	Date: 12/16/10

By: AMB PROPERTY CORPORATION, a Maryland corporation, its general partner	By: /s/ Matthew Murphy Its: Secretary
Date: 12/16/2010

By: /s/ Douglas P. McGregor Douglas P. McGregor	Tenant’s Address:

Its: Vice President, Regional Manager	After the Commencement Date
Date: 12/17/10	The Premises Address

Prior to the Commencement Date

Landlord’s Address:

Willow Park Holding Company I, L.P. c/o AMB Property Corporation Pier 1, Bay 1 San Francisco, California 94111

With a copy to:

1360 Willow Road, Suite 100 Menlo Park, California 94025

If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the chairman of the board, president or vice-president, and the secretary, assistant secretary, chief financial officer or any assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

Exhibit A

Description of Premises

This exhibit, entitled “Premises”, is and shall constitute Exhibit A to that certain Lease dated December     , 2010 (the “Lease”), by and between Willow Park Holding Company I, L.P., a Delaware limited partnership (“Landlord”) and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”) for the leasing of certain premises commonly known as 1350 Willow Road, Menlo Park, California (the “Premises”).

The Premises consist of the rentable square footage of space specified in the Basic Provisions and has the address specified in the Basic Provisions. The Premises are a part of and are contained in the Building specified in the Basic Provisions. If set forth below (or attached), the cross-hatched area depicts the Premises within the Industrial Center:

Exhibit A, Page 1

Exhibit B

Commencement Date Certificate

Landlord:	Willow Park Holding Company I, L.P., a Delaware limited partnership

Tenant:	Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc.

Lease Date:	December , 2010

Premises:	1350 Willow Road, Suite 101, Menlo Park, California 94025

Tenant hereby accepts the Premises as being in the condition required under the Lease.

The Commencement Date of the Lease is December 15, 2010.

The Expiration Date of the Lease is December 31, 2015.

LANDLORD WILLOW PARK HOLDING COMPANY I, L.P., a Delaware limited partnership			TENANT PACIFIC BIOSCIENCES OF CALIFORNIA, INC., a Delaware corporation, dba Pac Bio, Inc.

By:
By:	AMB PROPERTY, L.P.,		Its:	President
	a Delaware limited partnership		Date:
Its:	Manager

	By:	AMB PROPERTY CORPORATION,	By: Its:	Secretary
		a Maryland corporation, its general partner	Date:

	By:		Tenant’s Address:
Douglas P. McGregor
	Its:	Vice President, Regional Manager	After the Commencement Date The Premises Address
Date:

Prior to the Commencement Date

Landlord’s Address:
Willow Park Holding Company I, L.P. c/o AMB Property Corporation
Pier 1, Bay 1 San Francisco, California 94111

With a copy to:

1360 Willow Road, Suite 100 Menlo Park, California 94025

If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The document must be executed by the chairman of the board, president or vice-president, and the secretary, assistant secretary, chief financial officer or any assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this document.

Exhibit B, Page 1

Exhibit C

Tenant Move-in and Lease Renewal Environmental Questionnaire

for Commercial and Industrial Properties

Property Name: Willow Park

Premises Address: 1350 Willow Road, Suite 101, Menlo Park, California 94025

Exhibit C to the Lease Dated December     , 2010

Between

Willow Park Holding Company I, L.P., a Delaware limited partnership (“Landlord”)

and

Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”)

Instructions: The following questionnaire is to be completed by the Tenant Representative with knowledge of the planned/existing operations for the specified building/location. A copy of the completed form must be attached to all new leases and renewals, and forwarded to the Owner’s Risk Management Department. Please print clearly and attach additional sheets as necessary.

1.0	Process Information

Describe planned use (new Lease) or existing operations (lease renewal), and include brief description of manufacturing processes employed.

2.0	Hazardous Materials

Are hazardous materials used or stored? If so, continue with the next question. If not, go to Section 3.0.

2.1	Are any of the following materials handled on the property? Yes No

(A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.) If so, complete this section. If this question is not applicable, skip this section and go on to Section 5.0.

☐ Explosives	☐ Fuels	☐ Oils
☐ Solvents	☐ Oxidizers	☐ Organics/Inorganics
☐ Acids	☐ Bases	☐ Pesticides
☐ Gases	☐ PCBs	☐ Radioactive Materials
☐ Other (please specify)

2.2	If any of the groups of materials checked in Section 2.1, please list the specific material(s), use(s), and quantity of each chemical used or stored on the site in the Table below. If convenient, you may substitute a chemical inventory and list the uses of each of the chemicals in each category separately.

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity

2.3	Describe the planned storage area location(s) for these materials. Please include site maps and drawings as appropriate.

3.0	Hazardous Wastes

Are hazardous wastes generated?                                                                                                                                       Yes     No

If yes, continue with the next question. If not, skip this section and go to Section 4.0.

3.1	Are any of the following wastes generated, handled, or disposed of (where applicable) on the property?

☐ Hazardous wastes	☐ Industrial Wastewater
☐ Waste oils	☐ PCBs
☐ Air emissions	☐ Sludges
☐ Regulated Wastes	☐ Other (please specify)

Exhibit C, Page 1

3.2	List and quantify the materials identified in Question 3-1 of this section. Attach separate pages as necessary.

Waste Generated	RCRA listed Waste?	Source	Approximate Monthly Quantity	Waste Characterization	Disposition

3.3	Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility, if applicable). Attach separate pages as necessary.

Transporter/Disposal Facility Name	Facility Location	Transporter (T) or Disposal (D) Facility	Permit Number

3.4	Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment? Yes No

If so, please describe.

4.0	USTS/ASTS

4.1	Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)? Yes No

If not, continue with section 5.0. If yes, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection / spill prevention measures. Please attach additional pages if necessary.

Capacity	Contents	Year Installed	Type (Steel, Fiberglass, etc)	Associated Leak Detection / Spill Prevention Measures*

*	Note: The following are examples of leak detection / spill prevention measures:

Integrity testing	Inventory reconciliation	Leak detection system
Overfill spill protection	Secondary containment	Cathodic protection

4.2	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

4.3	Is the UST/AST registered and permitted with the appropriate regulatory agencies?

                                                                                                                                                                                                    Yes     No

If so, please attach a copy of the required permits.

4.4	If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

4.5	If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the property?

Yes     No

If yes, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

4.6	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes?

Yes     No

Exhibit C, Page 2

For new tenants, are installations of this type required for the planned operations?

Yes          No

If yes to either question, please describe.

5.0	Asbestos Containing Building Materials

Please be advised that this property participates in an Asbestos Operations and Maintenance Program, and that an asbestos survey may have been performed at the Industrial Center. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

6.0	Regulatory

6.1	For Lease Renewals, are there any past, current, or pending regulatory actions by federal, state, or local environmental agencies alleging noncompliance with regulations?

Yes          No

If so, please describe.

6.2	For lease renewals, are there any past, current, or pending lawsuits or administrative proceedings for alleged environmental damages involving the property, you, or any owner or tenant of the property?

Yes          No

If so, please describe.

6.3	Does the operation have or require a National Pollutant Discharge Elimination System (NPDES) or equivalent permit?

Yes          No

If so, please attach a copy of this permit.

6.4	For Lease renewals, have there been any complaints from the surrounding community regarding facility operations?

Yes          No

Have there been any worker complaints or regulatory investigations regarding hazardous material exposure at the facility?

Yes          No

If so, please describe status and any corrective actions taken. Please attach additional pages as necessary.

6.5	Has a Hazardous Materials Business Plan been developed for the site?

Yes          No

If so, please attach a copy.

6.6	Are any environmental documentation, chemical inventory, or management plan required by the local Fire Department or Health Department?

Yes          No

If so, please attach a copy.

Certification

I am familiar with the real property described in this questionnaire. By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge. I also understand that the Owner will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:
Name:
Title:
Date:
Telephone:

Please forward the completed questionnaire to:

Mr. Steve Campbell

AMB Property, L.P.

Pier 1, Bay 1

San Francisco, CA 94111

Exhibit C, Page 3

Exhibit D

Move Out Standards

This “Move Out Standards” (Exhibit D) is dated December __, 2010, for the reference purposes only and is made between Willow Park Holding Company I, L.P., a Delaware limited partnership (“Landlord”), and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”), to be a part of that certain Lease (the “Lease”) concerning certain premises more commonly known as 1350 Willow Road, Suite 101, Menlo Park, California (the “Premises”). Landlord and Tenant agree that the Lease is hereby modified and supplemented as follows:

At the expiration or earlier termination of this Lease, and in addition to any other provisions of the Lease regarding surrender of the Premises, Tenant shall surrender the Premises in the same condition as they were upon delivery of possession thereto under the Lease, reasonable wear and tear excepted, and shall deliver all keys to Landlord except Tenant shall not remove the Tenant Improvements described in Exhibit F hereto. Before surrendering the Premises, Tenant shall remove all of its personal property and trade fixtures and such Alterations or additions to the Premises made by Tenant as may be specified for removal by Landlord. If Tenant fails to remove its personal property, fixtures or Alterations or additions upon the expiration or earlier termination of the Lease, the same shall be deemed abandoned and shall become the property of Landlord. Tenant shall be liable to Landlord for all costs and damages incurred by Landlord in removing, storing or selling such property, fixtures, Alterations or additions and in restoring the Premises to the condition required pursuant to the Lease.

Notwithstanding anything to the contrary in the Lease, Tenant shall surrender the Premises, at the time of the expiration or earlier termination of the Lease, in a condition that shall include, but is not limited to, the following:

1.	Lights:	Office and warehouse lights will be fully operational with all bulbs functioning.

2.	Dock Levelers & Roll-Up Doors (if any):	Should be in good working condition.

3.	Dock Seals (if any):	Free of tears and broken backboards repaired.

4.	Warehouse Floor:	Free of stains and swept with no racking bolts and other protrusions left in the floor. Cracks should be repaired with an epoxy or polymer.

5.	Tenant-Installed Equipment & Wiring:	Removed and space returned to move-in condition when originally leased. (Remove air lines, junction boxes, conduit, etc.)

6.	Walls:	Sheetrock (drywall) damage should be patched and fire-taped so that there are no holes in either office or warehouse.

7.	Roof:	Any tenant-installed equipment must be removed and roof penetrations properly repaired by licensed roofing contractor. Active leaks must be fixed and latest landlord maintenance and repairs recommendation must have been followed.

8.	Signs:	All exterior signs must be removed and holes patched and paint touched up as necessary. All window signs should likewise be removed.

9.	Heating & Air Conditioning System:	A written report from a licensed HVAC contractor within the last three months stating that all evaporative coolers and HVAC systems are operational and in good and safe operating condition.

10.	Overall Cleanliness:	Clean windows, sanitize bathroom(s), vacuum carpet and remove any and all debris from office and warehouse. Remove all pallets and debris from exterior of Premises.

11.	Upon Completion:	Contact Landlord’s property manager to coordinate date of turning off power, turning in keys, and obtain final Landlord inspection of Premises which, in turn, will facilitate refund of security deposit.

Exhibit D, Page 1

Exhibit E

Rules & Regulations

This Exhibit (Exhibit E) is dated December __, 2010, for the reference purposes only and is made between Willow Park Holding Company I, L.P., a Delaware limited partnership (“Landlord”), and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”), to be a part of that certain Lease (the “Lease”) concerning certain premises more commonly known as 1350 Willow Road, Suite 101, Menlo Park, California (the “Premises”). The terms, conditions and provisions of this Exhibit E are hereby incorporated into and are made a part of the Lease. Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease.

1. No advertisement, picture or sign of any sort shall be displayed on or outside the Premises or the Building without the prior written consent of Landlord. Landlord shall have the right to remove any such unapproved item without notice and at Tenant’s expense.

2. Tenant shall not regularly park motor vehicles (other than Tenant’s company owned or leased vehicles) in designated parking areas after the conclusion of normal daily business activity.

3. Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord without the prior written consent of Landlord.

4. All window coverings installed by Tenant and visible from the outside of the Building require the prior written approval of Landlord.

5. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance or any flammable or combustible materials on or around the Premises, the Building or the Industrial Center, except as consented to by Landlord in writing as set forth in Paragraph 6 of the Lease.

6. Tenant shall not alter any lock or install any new exterior locks or bolts on any door at the Premises without providing Landlord with a duplicate key for such locks promptly following installation.

7. Tenant may make up to ten (10) duplicate keys without the prior consent of Landlord.

8. Tenant shall park motor vehicles in those general parking areas as designated by Landlord except for loading and unloading. During those periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow within the Industrial Center and loading and unloading areas of other Tenants.

9. Tenant shall not disturb, solicit or canvas any occupant of the Building or Industrial Center and shall cooperate to prevent same.

10. No person shall go on the roof without Landlord’s permission, which permission shall not be unreasonably withheld, delayed or conditioned.

11. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building, to such a degree as to be objectionable to Landlord or other Tenants, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

12. All goods, including material used to store goods, delivered to the Premises of Tenant shall be immediately moved into the Premises and shall not be left in parking or receiving areas overnight.

13. Tractor trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under the dolly wheels to prevent damage to the asphalt paving surfaces. No parking or storing of such trailers will be permitted in the auto parking areas of the Industrial Center or on streets adjacent thereto.

14. Forklifts which operate on asphalt paving areas shall only use tires that do not damage the asphalt.

15. Tenant is responsible for the storage and removal of all trash and refuse. All such trash and refuse shall be contained in suitable receptacles stored behind screened enclosures at locations approved by Landlord.

16. Tenant shall not store or permit the storage or placement of goods, or merchandise or pallets or equipment of any sort outside of the Premises nor in or around the Building, the Industrial Center or any of the Common Areas of the foregoing. No displays or sales of merchandise shall be allowed in the parking lots or other Common Areas.

17. Tenant shall not permit any animals, including, but not limited to, any household pets, to be brought or kept in or about the Premises, the Building, the Industrial Center or any of the Common Areas of the foregoing.

18. Tenant shall not permit any motor vehicles to be washed on any portion of the Premises or in the Common Areas of the Industrial Center, nor shall Tenant permit mechanical work or maintenance of motor vehicles to be performed on any portion of the Premises or in the Common Areas of the Industrial Center.

Exhibit E, Page 1

Exhibit F

Tenant Improvements

This Exhibit (Exhibit F) is dated December __, 2010, for reference purposes only and is made by and between Willow Park Holding Company I, L.P., a Delaware limited partnership (“Landlord”), and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”), to be a part of that certain Lease (“Lease”) concerning certain premises more commonly known as 1350 Willow Road, Suite 101, Menlo Park, California (the “Premises”). Landlord and Tenant agree that the Lease is hereby modified and supplemented as follows:

1. Tenant To Construct Tenant Improvements. Subject to the provisions below, Tenant shall be solely responsible for the planning, construction and completion of the interior tenant improvements (“Tenant Improvements”) to the Premises in accordance with the terms and conditions of this Exhibit F. Except as set forth in Paragraph 5.A. of this Exhibit F with respect to Tenant’s use of a portion of the Tenant Improvement Allowance for furniture costs, the Tenant Improvements shall not include any of Tenant’s personal property, trade fixtures, furnishings, equipment or similar items.

2. Tenant Improvement Plans.

A. Preliminary Plans and Specifications. Promptly after execution of the Lease, and subject to Paragraph 2.F below, Tenant shall retain a licensed and insured architect (“Architect”) to prepare preliminary working architectural and engineering plans and specifications (“Preliminary Plans and Specifications”) for the Tenant Improvements. Tenant shall deliver the Preliminary Plans and Specifications to Landlord. The Preliminary Plans and Specifications shall be in sufficient detail to show locations, types and requirements for all heat loads, people loads, floor loads, power and plumbing, regular and special HVAC needs, telephone communications, telephone and electrical outlets, lighting, lighting fixtures and related power, and electrical and telephone switches. Landlord shall reasonably approve or disapprove the Preliminary Plans and Specifications within five (5) days after Landlord receives the Preliminary Plans and Specifications and, if disapproved, Landlord shall return the Preliminary Plans and Specifications to Tenant, who shall make all necessary revisions within ten (10) days after Tenant’s receipt thereof. This procedure shall be repeated until Landlord approves the Preliminary Plans and Specifications. The approved Preliminary Plans and Specifications, as modified, shall be deemed the “Final Preliminary Plans and Specifications”.

B. Final Plans and Specifications. After the Final Preliminary Plans and Specifications are approved by Landlord and are deemed to be the Final Preliminary Plans and Specifications, Tenant shall cause the Architect to prepare in twenty (20) days following Landlord’s approval of the Final Preliminary Plans and Specifications the final working architectural and engineering plans, specifications and drawings, (“Final Plans and Specifications”) for the Tenant Improvements. Tenant shall then deliver the Final Plans and Specifications to Landlord. Landlord shall reasonably approve or disapprove the Final Plans and Specifications within five (5) days after Landlord receives the Final Plans and Specifications and, if disapproved, Landlord shall return the Final Plans and Specifications to Tenant who shall make all necessary revisions within ten (10) days after Tenant’s receipt thereof. This procedure shall be repeated until Landlord approves, in writing, the Final Plans and Specifications. The approved Final Plans and Specifications, as modified, shall be deemed the “Construction Documents”.

C. Miscellaneous. All deliveries of the Preliminary Plans and Specifications, the Final Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents shall be delivered by messenger service, by personal hand delivery or by overnight parcel service. While Landlord has the right to approve the Preliminary Plans and Specifications, the Final Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents, Landlord’s interest in doing so is to protect the Premises, the Building and Landlord’s interest. Accordingly, Tenant shall not rely upon Landlord’s approvals and Landlord shall not be the guarantor of, nor responsible for, the adequacy and correctness or accuracy of the Preliminary Plans and Specifications, the Final Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents, or the compliance thereof with applicable laws, and Landlord shall incur no liability of any kind by reason of granting such approvals.

D. Building Standard Work. The Construction Documents shall provide that the Tenant Improvements to be constructed in accordance therewith must be at least equal, in quality, to Landlord’s building standard materials, quantities and procedures then in use by Landlord.

E. Construction Agreements. Tenant hereby covenants and agrees that a provision shall be included in each and every agreement made with the Architect and the Contractor with respect to the Tenant Improvements specifying that Landlord shall be a third party beneficiary thereof, including without limitation, a third party beneficiary of all covenants, representations, indemnities and warranties made by the Architect and/or Contractor.

F. Selection of Architect and Contractor. Tenant agrees to include, in Tenant’s process of selection of an architect and contractor for the Tenant Improvements, an architect and contractor recommended by Landlord. Tenant shall give reasonable and adequate consideration to Landlord’s selections, although Tenant shall not be required to contract with the architect and/or contractor recommended by Landlord.

3. Permits. Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall obtain all governmental approvals of the Construction Documents to the full extent necessary for the issuance of a building permit for the Tenant Improvements based upon such Construction Documents. Tenant at its sole cost and expense shall also cause to be obtained all other necessary approvals and permits from all governmental agencies having jurisdiction or authority for the construction and installation of the Tenant Improvements in accordance with the approved Construction Documents. Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall undertake all steps necessary to insure that the construction of the Tenant Improvements is accomplished in strict compliance with all Applicable Requirements (as defined in the Lease).

Exhibit F, Page 1

4. Construction.

A. Tenant shall be solely responsible for the construction, installation and completion of the Tenant Improvements in accordance with the Construction Documents approved by Landlord and is solely responsible for the payment of all amounts when payable in connection therewith without any cost or expense to Landlord, except for Landlord’s obligation to contribute the Tenant Improvement Allowance in accordance with the provisions of Paragraph 5 below. Tenant shall diligently proceed with the construction, installation and completion of the Tenant Improvements in accordance with the Construction Documents and the completion schedule reasonably approved by Landlord. No material changes shall be made to the Construction Documents and the completion schedule approved by Landlord without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

B. Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall, subject to Paragraph 2.F above, employ a licensed, insured and bonded general contractor (“Contractor”) to construct the Tenant Improvements in accordance with the Construction Documents. The construction contracts between Tenant and the Contractor and between the Contractor and subcontractors shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. Proof that the Contractor is licensed in California, is bonded as required under California law, and has the insurance specified in Exhibit F-1, attached hereto and incorporated herein by this reference, shall be provided to Landlord at the time that Tenant requests approval of the Contractor from Landlord. Tenant shall comply with or cause the Contractor to comply with all other terms and provisions of Exhibit F-1.

C. Prior to the commencement of the construction and installation of the Tenant Improvements, Tenant shall provide the following to Landlord, all of which shall be to Landlord’s reasonable satisfaction:

(i) An estimated budget and cost breakdown for the Tenant Improvements.

(ii) Estimated completion schedule for the Tenant Improvements.

(iii) Copies of all required approvals and permits from governmental agencies having jurisdiction or authority for the construction and installation of the Tenant Improvements.

(iv) Evidence of Tenant’s procurement of insurance required to be obtained pursuant to the provisions of Paragraphs 4.B and 4.G.

D. Landlord shall at all reasonable times have a right to inspect the Tenant Improvements (provided Landlord does not materially interfere with the work being performed by the Contractor or its subcontractors) and Tenant shall immediately cease work upon written notice from Landlord if the Tenant Improvements are not in compliance with the Construction Documents approved by Landlord. If Landlord shall give notice of faulty construction or any other deviation from the Construction Documents, Tenant shall cause the Contractor to make corrections promptly. However, neither the privilege herein granted to Landlord to make such inspections, nor the making of such inspections by Landlord, shall operate as a waiver of any rights of Landlord to require good and workmanlike construction and improvements constructed in accordance with the Construction Documents.

E. Subject to Landlord complying with its obligations in Paragraph 5 below, Tenant shall pay and discharge promptly and fully all claims for labor done and materials and services furnished in connection with the Tenant Improvements. The Tenant Improvements shall not be commenced until ten (10) days after Landlord has received notice from Tenant stating the date the construction of the Tenant Improvements is to commence so that Landlord can post and record any appropriate Notice of Non-responsibility.

F. Tenant acknowledges and agrees that the agreements and covenants of Tenant in the Lease shall be fully applicable to Tenant’s construction of the Tenant Improvements.

G. Tenant shall maintain, and cause to be maintained, during the construction of the Tenant Improvements, at its sole cost and expense, insurance of the types and in the amounts specified in Exhibit F-1 and in Section 8 of the Lease, together with builders’ risk insurance for the amount of the completed value of the Tenant Improvements on an all-risk non-reporting form covering all improvements under construction, including building materials, and other insurance in amounts and against such risks as the Landlord shall reasonably require in connection with the Tenant Improvements.

H. No materials, equipment or fixtures shall be delivered to or installed upon the Premises pursuant to any agreement by which another party has a security interest or rights to remove or repossess such items, without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

I. Landlord reserves the right to establish reasonable rules and regulations for the use of the Building during the course of construction of the Tenant Improvements, including, but not limited to, construction parking, storage of materials, hours of work, use of elevators, and clean-up of construction related debris.

J. Upon completion of the Tenant Improvements, Tenant shall deliver to Landlord the following, all of which shall be to Landlord’s reasonable satisfaction:

(i) Any certificates required for occupancy, including a permanent and complete Certificate of Occupancy issued by the City of Menlo Park.

(ii) A Certificate of Completion signed by the Architect who prepared the Construction Documents, reasonably approved by Landlord.

Exhibit F, Page 2

(iii) A cost breakdown itemizing all expenses for the Tenant Improvements, together with invoices and receipts for the same or other evidence of payment.

(iv) Final and unconditional mechanic’s lien waivers for all the Tenant Improvements.

(v) A Notice of Completion for execution by Landlord, which certificate once executed by Landlord shall be recorded by Tenant in the official records of the county of San Mateo, and Tenant shall then deliver to Landlord a true and correct copy of the recorded Notice of Completion.

(vi) A true and complete copy of all as-built plans and drawings for the Tenant Improvements.

5. Tenant Improvement Allowance.

A. Subject to Tenant’s compliance with the provisions of this Exhibit F, Landlord shall provide to Tenant an allowance in the amount of One Hundred Sixty Eight Thousand Twelve and 00/100 Dollars ($168,012.00) (the “Tenant Improvement Allowance”) to construct and install only the Tenant Improvements; provided, however, Tenant shall have the right to utilize (i) up to Thirty Five Thousand Two and 50/100 Dollars ($35,002.50) of the Tenant Improvement Allowance for the purchase of furniture for the Premises (as evidenced by third party invoices for such furniture costs) and (ii) all or a portion of the Tenant Improvement Allowance for the tenant improvements being constructed by Tenant at premises owned by affiliates of Landlord and to be leased by Tenant located at 1003 – 1005 and 1010 Hamilton Avenue, Menlo Park, California, subject to the terms of the leases between Tenant and such affiliates of Landlord. The Tenant Improvement Allowance shall be used to design, prepare, plan, obtain the approval of, construct and install the Tenant Improvements and for no other purpose. Except as otherwise expressly provided herein, Landlord shall have no obligation to contribute the Tenant Improvement Allowance unless and until the Construction Documents have been approved by Landlord and Tenant has complied with all requirements set forth in Paragraph 4.C. of this Exhibit F. In addition to the foregoing, Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance to Tenant unless Tenant makes a progress payment request pursuant to the terms and conditions of Section 5.B. below prior to December 31, 2012 (time being of the essence). The costs to be paid out of the Tenant Improvement Allowance shall include all reasonable costs and expenses associated with the design, preparation, approval, planning, construction and installation of the Tenant Improvements (the “Tenant Improvement Costs”), including all of the following:

(i) All costs of the Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents, and engineering costs associated with completion of the State of California energy utilization calculations under Title 24 legislation:

(ii) All costs of obtaining building permits and other necessary authorizations from local governmental authorities;

(iii) All costs of interior design and finish schedule plans and specifications including as-built drawings, if applicable;

(iv) All direct and indirect costs of procuring, constructing and installing the Tenant Improvements in the Premises, including, but not limited to, the construction fee for overhead and profit and the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered by the Contractor in connection with the construction of the Tenant Improvements; provided, however, that the construction fee for overhead and profit, the cost of all on-site supervisory and administrative staff, office, equipment and temporary services shall not exceed amounts which are reasonable and customary for such items in the local construction industry;

(v) All fees payable to the Architect and any engineer if they are required to redesign any portion of the Tenant Improvements following Tenant’s and Landlord’s approval of the Construction Documents;

(vi) Utility connection fees;

(vii) Inspection fees and filing fees payable to local governmental authorities, if any;

(viii) All costs of all permanently affixed equipment and non-trade fixtures provided for in the Construction Documents, including the cost of installation;

(ix) A construction management fee payable to Landlord in the amount of three percent (3%) of the total Tenant Improvement Allowance (“CM Fee”); and

(x) The costs incurred by the Architect for an initial test fit of the Premises.

Except as set forth in Paragraph 5.E below, the Tenant Improvement Allowance shall be the maximum contribution by Landlord for the Tenant Improvement Costs, and the disbursement of the Tenant Improvement Allowance is subject to the terms contained hereinbelow.

B. Except for payment of the CM Fee (which CM Fee shall be deducted from the Tenant Improvement Allowance by Landlord on a percentage completion basis), and subject to Section 5.A. above, Landlord will make payments to Tenant from the Tenant Improvement Allowance to reimburse Tenant for Tenant Improvement Costs paid or incurred by Tenant. Payment of the CM Fee shall be the first payment from the Tenant Improvement Allowance and shall be made by means of a deduction or credit against the Tenant Improvement Allowance. All other payments of the Tenant Improvement Allowance shall be by progress payments not more frequently than once per month and only after satisfaction of the following conditions precedent: (a) receipt by Landlord of conditional mechanics’ lien releases for the work completed and to be paid by said progress payment, conditioned only on the payment of the sums set forth in the

Exhibit F, Page 3

mechanics’ lien release, executed by the Contractor and all subcontractors, labor suppliers and materialmen; (b) receipt by Landlord of unconditional mechanics’ lien releases from the Contractor and all subcontractors, labor suppliers and materialmen for all work other than that being paid by the current progress payment previously completed by the Contractor, subcontractors, labor suppliers and materialmen and for which Tenant has received funds from the Tenant Improvement Allowance to pay for such work; (c) receipt by Landlord of any and all documentation reasonably required by Landlord detailing the work that has been completed and the materials and supplies used as of the date of Tenant’s request for the progress payment, including, without limitation, invoices, bills, or statements for the work completed and the materials and supplies used; and (d) completion by Landlord or Landlord’s agents of any inspections of the work completed and materials and supplies used as deemed reasonably necessary by Landlord. Except for the CM Fee payment (credit), Tenant Improvement Allowance progress payments shall be paid to Tenant within fourteen (14) days from the satisfaction of the conditions set forth in the immediately preceding sentence. The preceding notwithstanding, all Tenant Improvement Costs paid or incurred by Tenant prior to Landlord’s approval of the Construction Documents in connection with the design and planning of the Tenant Improvements by Architect shall be paid from the Tenant Improvement Allowance, without any retention, within fourteen (14) days following Landlord’s receipt of invoices, bills or statements from Architect evidencing such costs. Notwithstanding the foregoing to the contrary, Landlord shall be entitled to withhold and retain five percent (5%) of the Tenant Improvement Allowance (or of any Tenant Improvement Allowance progress payment) until the lien-free expiration of the time for filing of any mechanics’ liens claimed or which might be filed on account of any work ordered by Tenant or the Contractor or any subcontractor in connection with the construction and installation of the Tenant Improvements.

C. Landlord shall not be obligated to pay any Tenant Improvement Allowance progress payment or the Tenant Improvement Allowance retention (or any payment under Paragraph 5.E. below) if on the date Tenant is entitled to receive such payment or retention, Tenant is in default of this Lease. Such payments shall resume upon Tenant curing any such default within the time periods which may be provided for in the Lease.

D. Except as provided in Paragraph 5.A. above, should the total cost of constructing the Tenant Improvements be less than the Tenant Improvement Allowance, the Tenant Improvement Allowance shall be automatically reduced to the amount equal to said actual cost.

6. Termination. If the Lease is terminated prior to the date on which the Tenant Improvements are completed, for any reason due to the default of Tenant hereunder, in addition to any other remedies available to Landlord under the Lease, Tenant shall pay to Landlord as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto. Upon the expiration or earlier termination of the Lease, Tenant shall not be required to remove the Tenant Improvements it being the intention of the parties that the Tenant Improvements are to be considered incorporated into the Building.

7. Lease Provisions; Conflict. The terms and provisions of the Lease, insofar as they are applicable, in whole or in part, to this Exhibit F, are hereby incorporated herein by reference, and specifically including all of the provisions of Section 16 of the Lease. In the event of any conflict between the terms of the Lease and this Exhibit F, the terms of this Exhibit F shall prevail. Any amounts payable by Tenant to Landlord hereunder shall be deemed to be Additional Rent under the Lease and, upon any default in the payment of same, Landlord shall have all rights and remedies available to it as provided for in the Lease.

Exhibit F, Page 4

Exhibit F-1

Construction Insurance Requirements

Before commencing work, the Contractor shall procure and maintain at its sole cost and expense until completion and final acceptance of the work, at least the following minimum levels of insurance.

A. Workers’ Compensation in statutory amounts and Employers Liability Insurance in the minimum amounts of $100,000 each accident for bodily injury by accident and $100,000 each employee for bodily injury by disease with a $500,000 policy limit, covering each and every worker used in connection with the contract work.

B. Comprehensive General Liability Insurance on an occurrence basis including, but not limited to, protection for Premises/Operations Liability, Broad Form Contractual Liability, Owner’s and Contractor’s Protective, and Products/Completed Operations Liability*, in the following minimum limits of liability.

Bodily Injury, Property Damage, and
Personal Injury Liability	$2,000,000/each occurrence
$3,000,000/aggregate

*	Products/Completed Operations Liability Insurance is to be provided for a period of at least one (1) year after completion of work.

Coverage should include protection for Explosion, Collapse and Underground Damage.

C. Comprehensive Automobile Liability Insurance with the following minimum limits of liability.

Bodily Injury and Property	$1,000,000/each occurrence
Damage Liability	$2,000,000/aggregate

This insurance will apply to all owned, non-owned or hired automobiles to be used by the Contractor in the completion of the work.

D. Umbrella Liability Insurance in a minimum amount of five million dollars ($5,000,000), providing excess coverage on a following-form basis over the Employer’s Liability limit in Paragraph A and the liability coverages outlined in Paragraphs B and C.

E. Equipment and Installation coverages in the broadest form available covering Contractor’s tools and equipment and material not accepted by Tenant. Tenant will provide Builders Risk Insurance on all accepted and installed materials.

All policies of insurance, duplicates thereof or certificates evidencing coverage shall be delivered to Landlord prior to commencement of any work and shall name Landlord, and its partners and lenders as additional insureds as their interests may appear. All insurance policies shall (1) be issued by a company or companies licensed to be business in the State of California, (2) provide that no cancellation, non-renewal or material modification shall be effective without thirty (30) days prior written notice provided to Landlord, (3) provide no deductible greater than $15,000 per occurrence, (4) contain a waiver to subrogation clause in favor of Landlord, and its partners and lenders, and (5) comply with the requirements of Paragraph 8 of the Lease to the extent such requirements are applicable.

Exhibit F-1, Page 1

Addendum 1

Options to Extend

This Addendum 1 (the “Addendum”) is incorporated as a part of that certain Lease dated December __, 2010 (the “Lease”), by and between Willow Park Holding Company I, L.P., a Delaware limited partnership (“Landlord”), and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”), for the leasing of those certain premises commonly known as 1350 Willow Road, Suite 101, Menlo Park, California, as more particularly described in Exhibit A to the Lease (the “Premises”). Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease.

1. Grant of Extension Options. Subject to the provisions, limitations and conditions set forth in Paragraph 5 below, Tenant shall have an Option (individually, an “Option” and collectively, the “Options”) to extend the initial Term of the Lease for two (2) consecutive five (5) year periods (individually, an “Extended Term” and collectively, “Extended Terms”).

2. Tenant’s Option Notice. Tenant shall have the right to deliver written notice to Landlord of its intent to exercise an Option (the “Option Notice”). If Landlord does not receive an Option Notice from Tenant on a date which is neither more than three hundred sixty five (365) days nor less than two hundred twenty five (225) days prior to the end of the initial Term or first Extended Term, as applicable, all rights under the applicable Option shall automatically terminate and shall be of no further force or effect. Upon the proper exercise of the first Option, subject to the provisions, limitations and conditions set forth in this Addendum, the initial Term of the Lease shall be extended for the first Extended Term and upon the proper exercise of the second Option, subject to the provisions, limitations and conditions set forth in Paragraph 5 below, the first Extended Term shall be extended for the second Extended Term; provided, Tenant shall have no right to exercise the Option for the second Extended Term if Tenant failed to properly exercise the Option for the first Extended Term.

3. Determination of the Option Rent.

A. The Base Rent payable for each month during each Extended Term shall be set at ninety-five percent (95%) of the then-prevailing fair market rental rate (the “Prevailing Rental Rate”) for renewals of space of equivalent quality, type, size and location in comparable R&D buildings in Menlo Park, with the length of the applicable Extended Term, the then credit standing of Tenant, tenant improvement allowances then being granted in the marketplace and other market rent concessions then being offered in the marketplace to be taken into account. The Prevailing Rental Rate shall include the periodic rental increases, if any, that would be included for space leased for the period the Premises will be covered by the Lease. As used herein, “then-prevailing” shall mean the time period which is six (6) months prior to the commencement of the applicable Extended Term and not the commencement date of the applicable Extended Term. Within thirty (30) days after receipt of Tenant’s notice to renew, Landlord shall deliver to Tenant written notice of Landlord’s determination of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Base Rent, if any, and the other terms and conditions offered. Tenant shall, within ten (10) days after receipt of Landlord’s notice, time being of the essence with respect thereto, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate.

B. If Tenant rejects Landlord’s determination of the Prevailing Rental Rate, Tenant’s written notice shall include Tenant’s own determination of the Prevailing Rental Rate. If Tenant does not deliver any written notice to Landlord within ten (10) days after receipt of Landlord’s notice of the Prevailing Rental Rate, Tenant shall be deemed to have withdrawn its exercise of its rights under this Addendum, whereupon Tenant’s rights under this Addendum shall be null and void and of no further force or effect. If Tenant and Landlord disagree on the Prevailing Rental Rate, then Landlord and Tenant shall attempt in good faith to agree upon the Prevailing Rental Rate. If by that date which is four (4) months prior to the commencement of the applicable Extended Term (the “Option Trigger Date”), Landlord and Tenant have not agreed in writing as to the Prevailing Rental Rate, the parties shall determine the Prevailing Rental Rate in accordance with the procedure set forth in Paragraph C below.

        C. If Landlord and Tenant are unable to reach agreement on the Prevailing Rental Rate by the Option Trigger Date, then within ten (10) days of the applicable Option Trigger Date, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Prevailing Rental Rate. If either Landlord or Tenant fails to propose a Prevailing Rental Rate, then the Prevailing Rental Rate proposed by the other party shall prevail. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Prevailing Rental Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with the remainder of this Paragraph C. Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator a licensed real estate broker with at least ten (10) years of experience leasing premises in Class A office buildings in Central San Mateo County (a “Qualified Arbitrator”). If the parties cannot agree on a Qualified Arbitrator, then within a second period of seven (7) days, each shall select a Qualified Arbitrator and within ten (10) days thereafter the two appointed Qualified Arbitrators shall select a third Qualified Arbitrator (which third Qualified Arbitrator shall not previously have represented either party hereto) and the third Qualified Arbitrator shall be the sole arbitrator (the “Sole Arbitrator”). If one party shall fail to select a Qualified Arbitrator within the second seven (7)-day period, then the Qualified Arbitrator chosen by the other party shall be the Sole Arbitrator. Within thirty (30) days after submission of the matter to the Sole Arbitrator, the Sole Arbitrator shall determine the Prevailing Rental Rate by choosing whichever of the estimates submitted by Landlord and Tenant the Sole Arbitrator judges to be more accurate. The Sole Arbitrator shall notify Landlord and Tenant of his or her decision, which shall be final and binding. If the Sole Arbitrator believes that expert advice would materially assist him or her, the Sole Arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator selected by each party shall be borne by that party. The fees of the Sole Arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the Sole Arbitrator, shall be shared equally by Landlord and Tenant.

Addendum 1, Page 1

D. If Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, or following resolution of the Prevailing Rental Rate via mutual agreement or via arbitration, whichever shall be applicable, then, on or before the commencement date of the applicable Extended Term, Landlord and Tenant shall execute an amendment to this Lease prepared by Landlord extending the Term on the same terms provided in this Lease, except as follows:

(i) Base Rent shall be adjusted to ninety-five percent (95%) of the Prevailing Rental Rate (which shall be the rental rate set forth in Landlord’s determination of the Prevailing Rental Rate, the rental rate determined by mutual agreement or the Prevailing Rental Rate determined by arbitration, as the case may be, but in no event less than the Base Rent payable by Tenant immediately prior to the expiration of the initial Term of this Lease with respect to the first Extended Term and in no event less than the Base Rent payable by Tenant immediately prior to the expiration of the first Extended Term with respect to the second Extended Term);

(ii) Tenant shall have no further renewal Option (except as expressly set forth in this Addendum 1) unless expressly granted by Landlord in writing; and

(iii) Landlord shall lease the Premises to Tenant in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., improvement allowance) or other tenant inducements, or pay any leasing commissions.

E. Tenant’s rights under this Addendum shall terminate if (1) this Lease or Tenant’s right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in this Lease or sublets any portion of the Premises, or (3) Tenant fails to timely exercise its Option under this Addendum, time being of the essence with respect to Tenant’s exercise thereof. Tenant shall have no other rights to extend the Term of the Lease under this Addendum unless Landlord and Tenant otherwise agree in writing.

4. Condition of Premises for the Extended Term. If Tenant timely and properly exercises this Option, in strict accordance with the terms contained herein, Tenant shall accept the Premises in its then “As-Is” condition and, accordingly, Landlord shall not be required to perform any additional improvements to the Premises. Tenant shall not be responsible for brokerage commissions payable to a broker procured or hired by Tenant in connection with the Option if Landlord has agreed in writing to pay such commission.

5. Limitations On, and Conditions To, Extension Option. This Option is personal to Tenant and may not be assigned, voluntarily or involuntarily, separate from or as part of the Lease. At Landlord’s option, all rights of Tenant under this Option shall terminate and be of no force or effect if any of the following individual events occur or any combination thereof occur: (1) Tenant has been in default at any time during the initial Term or first Extended Term, as applicable, of the Lease, or is in default of any provision of the Lease on the date Landlord receives the Option Notice; and/or (2) Tenant has assigned its rights and obligations under all or part of the Lease or Tenant has subleased all or part of the Premises; and/or (3) Tenant’s financial condition is unacceptable to Landlord at the time the Option Notice is delivered to Landlord; and/or (4) Tenant has failed to exercise properly this Option in a timely manner in strict accordance with the provisions of this Addendum; and/or (5) Tenant no longer has possession of all or any part of the Premises under the Lease, or if the Lease has been terminated earlier, pursuant to the terms and provisions of the Lease.

6. Time is of the Essence. Time is of the essence with respect to each and every time period described in this Addendum.

Addendum 1, Page 2

Addendum 2

Option to Expand

This Addendum 2 (the “Addendum 2”) is incorporated as a part of that certain Lease dated December __, 2010 (the “Lease”), by and between Willow Park Holding Company I, L.P., a Delaware limited partnership (“Landlord”), and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”), for the leasing of those certain premises commonly known as 1350 Willow Road, Suite 101, Menlo Park, California, as more particularly described in Exhibit A to the Lease (the “Premises”). Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease.

1. Grant of Options to Expand. Subject to the provisions, limitations and conditions set forth in this Addendum 2, Tenant shall have an option (each, an “Expansion Option” and collectively, Expansion Options”) to lease the premises more particularly described in Schedule 1 attached hereto and incorporated herein by this reference located on the first (1st) floor of the Building (“First Floor Expansion Space”) and the premises more particularly described in Schedule 2 attached hereto and incorporated herein by this reference located on the second (2nd) floor of the Building (“Second Floor Expansion Space”) (collectively, “Expansion Spaces”) on the terms and conditions as set forth below. Tenant shall not have the right to lease less than all of the First Floor Expansion Space or Second Floor Expansion Space.

2. Expansion Option Notices. In order to duly exercise an Expansion Option, Tenant must deliver to Landlord prior written notice of its unconditional and unequivocal intention to exercise the particular Expansion Option (an “Expansion Option Notice”). The Expansion Option Notice with respect to the First Floor Expansion Space must be delivered to Landlord on or before February 1, 2013 and the Expansion Option Notice with respect to the Second Floor Expansion Space must be delivered to Landlord no earlier than April 1, 2011 and no later than May 31, 2011, time being of the essence. If Tenant timely and duly delivers to Landlord the applicable Expansion Option Notice and Tenant also complies with all of the other terms and provisions of this Addendum 2, the term for the applicable Expansion Space shall be coterminous with the Term of this Lease and shall begin, with respect to the First Floor Expansion Space, on May 1, 2013 and with respect to the Second Floor Expansion Space, on June 1, 2011 (except such date shall be July 1, 2011 with respect to the premises currently occupied by Membrane Technology (“Membrane”), unless Membrane exercises their option to renew the term of their lease, in which case, the Expansion Space Commencement Date for the space occupied by Membrane shall be no earlier than January 1, 2012 (each, an “Expansion Space Commencement Date”); provided, however, Landlord and Tenant acknowledge and agree that (a) the First Floor Expansion Space is presently occupied by Knowledge Networks (“Knowledge”), (b) Knowledge has the right to renew its existing term, which right has not, as of the date of this Lease, been exercised or relinquished by Knowledge, (c) the terms of Tenant’s Expansion Option with respect to the First Floor Expansion Space set forth above in this Paragraph 2 shall only be applicable in the event Knowledge does in fact exercise its renewal option with respect to the First Floor Expansion Space and (d) in the event Knowledge does not exercise its renewal option, (x) the terms set forth above in this Paragraph 2 with respect to Tenant’s Expansion Option for the First Floor Expansion Space shall be null and void and of no force or effect and (y) the terms of the Expansion Option with respect to the First Floor Option Space shall be identical to the terms of the Expansion Option with respect to the Second Floor Expansion Space.

3. Base Rent. The Base Rent payable by Tenant for the Expansion Spaces shall be the same Base Rent on a per square foot basis as the Base Rent payable by Tenant under this Lease. If the applicable Expansion Option is duly exercised, from and after the applicable Expansion Space Commencement Date, the term “Premises” as used herein shall mean and refer to the aggregate of the Premises, as described herein as of the date of this Lease, and the applicable Expansion Space. In addition to the increase in Base Rent, (i) the amount of the Security Deposit shall be increased by the amount of the last month’s Base Rent payable for the applicable Expansion Space, and Tenant shall pay and deliver same to Landlord within ten (10) business days of delivery to Landlord of the applicable Expansion Option Notice, (ii) the Tenant’s Share for all expenses shall increase commensurate with the increase in the area of the Premises, (iii) the number of Tenant’s parking spaces shall be increased commensurately, and (iv) the parties shall execute an amendment to this Lease effectuating the foregoing within ten (10) business days of delivery to Landlord of the applicable Expansion Option Notice. All other terms and conditions shall remain the same.

4. Brokerage Commissions. Landlord and Tenant agree that Landlord will be responsible for any and all brokerage commissions and finder’s fees payable or allegedly payable to Cornish & Carey Commercial and Cassidy Turley BT Commercial (collectively, “Brokers”) in connection with Tenant’s lease of the Expansion Spaces. Tenant hereby further agrees that Landlord shall in no event or circumstance be responsible or otherwise liable for the payment of any brokerage commissions and/or finder’s fees to parties other than Brokers and, accordingly, Tenant shall indemnify, defend and hold Landlord and each of its partners, members, officers, directors, shareholders, representatives and agents harmless from and against any and all losses, claims, damages, judgments, liabilities, costs and expenses (including without limitation, reasonable attorneys’ and experts’ fees and costs (collectively, “Claims”) arising from or made by any party for the payment of any brokerage commission or finder’s fee, except Claims made by Brokers.

5. Limitations On, and Conditions To, Options to Expand.

                A. The Expansion Options granted to Tenant herein are personal to Tenant and may not be assigned, voluntarily or involuntarily, separate from or as a part of the Lease except for an assignment to an Affiliate as part of the assignment of the entirety of this Lease. At Landlord’s sole option, all rights of Tenant and any Affiliate in, to and under this Addendum 2 shall terminate and be of no force or effect if any of the following individual events occur or any combination thereof occur at any time during the Term of the Lease: (i) Tenant or the Affiliate, as the case may be, is in default of any provision of the Lease at the time of Tenant’s or the Affiliate’s (as the case may be) delivery to Landlord of an Expansion Option Notice; and/or (ii) Tenant or the Affiliate (as the case may be) has assigned all of its rights and delegated its obligations under the Lease to a party other than a Affiliate or Tenant has subleased all or any portion of the Premises; and/or (iii) Tenant has failed to timely, properly and duly exercise the applicable Expansion Option in strict accordance with the provisions of this Addendum 2; and/or (iv) Tenant or the Affiliate (as the case may be) no longer has possession of all or any portion of the Premises.

Addendum 2, Page 1

B. If any of the following described events shall occur, the applicable Expansion Option shall automatically terminate with respect to the applicable Expansion Space and thereafter be of no further force or effect: (i) Tenant elects not to exercise the applicable Expansion Option; (ii) Tenant fails to timely deliver the applicable Expansion Option Notice to Landlord prior to the dates set forth herein; or (iii) Tenant fails to deliver timely the increased amount of the Security Deposit to Landlord. If any of the foregoing events occur, Tenant shall have no further right to exercise the applicable Expansion Option thereafter. It is the express intention of the parties hereto that the Expansion Options are only available to be exercised, declined or deemed declined by Tenant one time and neither of the Expansion Options shall be construed nor interpreted as being continuing rights of Tenant or of a continuing nature.

6. Time is of the Essence. Time is of the essence in the performance of the parties’ respective obligations set forth in this Addendum 2.

Addendum 2, Page 2

Schedule 1

First Floor Expansion Space

OFFICE
CONFERENCE ROOM
DATA ROOM
OPEN OFFICE
BOARD ROOM
BREAK ROOM
LOBBY
COMMON LOBBY

OFFICE SPACE (INCLUDES PRORATED COMMON AREAS)	14,001 S.F.
COMMON AREAS	
TOTAL	14,001 S.F.

MENLO SCIENCE & TECHNOLOGY PARK
MENLO PARK, CALIFORNIA

1350 WILLOW ROAD

AMB PROPERTY CORPORATION

Addendum 2, Page 3

Schedule 2

Second Floor Expansion Space

SUITE 202
SUITE 203
37 CUBES (7X7)
RECEPTION

SUITE 203

OFFICES, CONF. RM, & ETC.	± 6,468 S.F.
TOTAL	± 6,468 S.F.

WILLOW PARK
MENLO PARK, CALIFORNIA

1350 WILLOW ROAD

AMB PROPERTY CORPORATION

Addendum 2, Page 4